UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒

Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material under §240.14a-12

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(14) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MARRIOTT VACATIONS WORLDWIDE[SM]

2021 Annual Meeting of Shareholders and Proxy Statement

VACATION OWNERSHIP

MARRIOTT VACATION CLUB

SHERATON VACATION CLUB

WESTIN VACATION CLUB

GRAND RESIDENCES by Marriott

THE RITZ-CARLTON DESTINATION CLUB

ST REGIS RESIDENCE CLUB

HRC HYATT RESIDENCE CLUB

EXCHANGE & THIRD-PARTY MANAGEMENT

interval

TRADING PLACES INTERNATIONAL

vri americas

AQUA-ASTON HOSPITALITY

Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

March 30, 2021

Dear Marriott Vacations Worldwide Stockholders:

It is my pleasure to inform you that the 2021 Annual Meeting of Stockholders of Marriott Vacations Worldwide Corporation (the “Annual Meeting”) will be conducted online on Friday, May 14, 2021 beginning at 9:00 a.m. Eastern Time. The virtual-only format is due to the ongoing health and safety concerns arising from the COVID-19 pandemic. We expect to resume in person stockholder meetings beginning next year. Stockholders of record may attend, vote and submit questions during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/VAC2021. You may also attend the meeting by proxy, and may submit questions ahead of the meeting through the designated website. Beneficial owners should review their voting instruction form or Notice of Internet Availability for how to vote in advance and participate in the Annual Meeting online. For further information about the virtual Annual Meeting, please see the Questions and Answers About the Meeting beginning on page 3.

The following Notice of Annual Meeting of Stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. We hope that you will exercise your right to vote as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS:

We are mailing many of our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders of record who do not receive the Notice will receive a full set of our proxy materials.

We appreciate your continued support and interest in Marriott Vacations Worldwide.

Sincerely,

William J. Shaw
Chairman of the Board

Stephen P. Weisz
Chief Executive Officer

Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FRIDAY, MAY 14, 2021

March 30, 2021

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Marriott Vacations Worldwide Corporation (the “Company”) will be held at 9:00 a.m., Eastern Time, on Friday, May 14, 2021 virtually, via the Internet at www.virtualshareholdermeeting.com/VAC2021. At the meeting, stockholders will act on the following matters:

1.	Election of the four director nominees named in the Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2021 fiscal year;

3.	Advisory vote to approve named executive officer compensation; and

4.	Any other matters that may properly be presented at the meeting.

Only stockholders of the Company at the close of business on March 15, 2021, the record date, are entitled to notice of, and to vote at, the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, your enclosed proxy card.

In the event of a technical malfunction in connection with the virtual Annual Meeting, the chair of the meeting will convene the meeting at 9:30 a.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under these circumstances, we will post information regarding the announcement on the investors page of the Company’s website at ir.marriottvacationsworldwide.com.

Internet Availability

We are taking advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about March 30, 2021, a Notice Regarding the Availability of Proxy Materials (the “Notice”) or the proxy statement and form of proxy will be mailed to stockholders as of the record date. If you received a Notice by mail, you will not receive printed copies of the proxy materials, unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and in our 2020 Annual Report, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions in the Notice.

By Order of the Board of Directors,

James H Hunter, IV
Executive Vice President,
General Counsel and Secretary

1	Proxy Summary

3	Questions and Answers About the Meeting

6	Proposals for Vote

	6	Item 1 – Election of Directors

	6	Item 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

	6	Item 3 – Advisory Vote to Approve Named Executive Compensation

8	Report on the Board of Directors and its Committees

	8	Our Board of Directors

	8	Nominees for Director

	10	Directors Remaining in Office

	14	Summary of Director Attributes and Skills

	15	2020 Board and Committee Meetings and Attendance

	15	Committees of the Board of Directors

	16	Compensation Committee Interlocks and Insider Participation

17	Corporate Governance

	17	Separation of Board Chairman and Chief Executive Officer

	17	Director Independence

	18	Risk Oversight

	18	Communications with the Board

	18	Code of Conduct

19	Audit Committee Report and Independent Auditor Fees

	19	Report of the Audit Committee

	20	Pre-Approval of Independent Auditor Fees and Services Policy

	20	Independent Registered Public Accounting Firm Fee Disclosure

21	Executive and Director Compensation

	21	Compensation Discussion and Analysis

	32	Report of the Compensation Policy Committee

	33	Executive Compensation Tables and Discussion

	40	CEO Pay Ratio

	41	Compensation Arrangements for Non-Employee Directors

	43	Securities Authorized for Issuance under Equity Compensation Plans

44	Stock Ownership

	44	Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

46	Transactions with Related Persons

	46	Policy on Transactions and Arrangements with Related Persons

	46	Certain Relationships and Potential Conflicts of Interest

47	Shareholder Proposals and Nominations for Directors for the 2022 Annual Meeting

48	Other Information

A-1	Appendix A – Reconciliation of Non-GAAP Measures to GAAP Measures

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact, including statements regarding our environmental and other sustainability plans and goals, made in this document, are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2020 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 carefully before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Voting Recommendation	Page Reference
1 Election of four directors	FOR each nominee	6
2 Ratification of appointment of independent registered public accounting firm	FOR	6
3 Advisory vote to approve named executive compensation	FOR	6

CORPORATE GOVERNANCE HIGHLIGHTS

We believe that good corporate governance is integral to our business, and the Board monitors developments in governance best practices to assure that it continues to meet its commitment to representation of stockholder interests. Below are some highlights of our corporate governance practices:

•	Independent Chairman of the Board

•	Separate Chairman and Chief Executive Officer (“CEO”) positions

•	Standing committees composed exclusively of independent directors

•	Regular executive sessions of the Board and Board committees

•	Annual Board and committee evaluations

•	Global ethics and corporate compliance program

•	Commitment to seeking diversity on the Board

•	Stock ownership guidelines for our Executive Officers and Board

•	Robust executive succession planning process

•	Strong risk management program

•	Comprehensive Code of Business Conduct and Corporate Governance Principles

•	Active Board oversight of Company strategy and risk management

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) PRACTICES

We aspire to operate in a manner that advances strong environmental, social and governance (“ESG”) practices, and to increase disclosure of our activities and progress accordingly. In 2021 we intend to progress the development of our ESG program, building on our well established Corporate Social Responsibility activities that include inclusion and diversity efforts, customer and community engagement, and associate recruitment and development. We expect to expand these activities to incorporate a more holistic approach with an increased focus on understanding our environmental and social risks and reducing our environmental footprint, while continuing to grow our positive contributions to communities, and consistently deliver strong performance across our business. Green Teams have already been established in a number of resorts and are working to drive more environmentally friendly practices. Impact measurement and monitoring will be at the heart of our program, and we intend to publish our first full Sustainability Report in 2022. This year we expect to report on our environmental and social performance data, and align with the Task Force on Climate-related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) disclosures, taking necessary steps to support the disclosure of process and metrics accordingly.

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year regularly engage with stockholders through a variety of engagement activities to stay informed on the evolving perspectives of the investor community. We engage with stockholders on various matters, including industry trends, company performance, corporate governance, and executive compensation. Beginning in 2020, our key stockholder engagement activities were primarily conducted virtually due to health and safety concerns arising from the ongoing COVID-19 pandemic, and included 15 non-deal investor road shows, nine investor conferences, two large group investor calls, and our 2020 annual meeting of stockholders.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Proxy Summary	1

EXECUTIVE COMPENSATION HIGHLIGHTS

We seek to align the interests of our named executive officers (“NEOs”) with the interests of the Company’s stockholders. Certain important features of our executive compensation program include:

•	The program is designed to align financial results and sustainable stockholder value creation with the compensation of our executives.

•	Pay is tied to performance. Approximately 73% of our CEO’s and approximately 63% of the other NEOs’ fiscal 2020 total compensation was performance based.

•	Approximately 65% of our CEO’s and approximately 48% of the other NEOs’ fiscal 2020 total compensation is tied to stock performance.

2020 Target Pay Mix — CEO	2020 Target Pay Mix — Other NEOs (Average)

•	The Company maintains stock ownership guidelines that apply to all executive officers and directors.

•	The Company has strong governance policies related to executive compensation, and we employ appropriate compensation risk mitigating features.

DIRECTOR NOMINEES

Our Board consists of ten members divided into three classes. Each class serves a three-year term. The following table provides summary information regarding each nominee to the Board. Information about each director’s experience, qualifications and skills can be found in Report on the Board of Directors and its Committees.

		DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDE- PENDENT	COMMITTEE MEMBERSHIPS[1]			OTHER PUBLIC CO. BOARDS
NAME	AGE				AC	CPC	NCG
Lizanne Galbreath	63	2018	Managing Partner, Galbreath & Company	✓		✓	✓
Melquiades R. Martinez	74	2011	Chairman, Southeast U.S. and Latin America, J.P. Morgan Chase & Co.	✓			✓	NVR, Inc.
Stephen R. Quazzo	61	2018	Chief Executive Officer, Pearlmark Real Estate, LLC	✓	✓	✓		Phillips Edison & Company, Inc.
Stephen P. Weisz[2]	70	2011	Chief Executive Officer, Marriott Vacations Worldwide Corporation

[1]	Audit Committee (“AC”), Compensation Policy Committee (“CPC”), Nominating and Corporate Governance Committee (“NCG”).

[2]	Mr. Weisz is the Chief Executive Officer of the Company, and is therefore not independent. He does not sit on any Board Committees.

2	Proxy Summary	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

PROXY STATEMENT

The Board of Directors (the “Board”) of Marriott Vacations Worldwide Corporation (“we,” “us,” “Marriott Vacations Worldwide” or the “Company”) is soliciting stockholders’ proxies in connection with the 2021 Annual Meeting of Stockholders of the Company, and at any adjournment or postponement thereof (the “Annual Meeting”). The mailing to stockholders of the Notice Regarding the Availability of Proxy Materials (the “Notice”) will take place on or about March 30, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2021

The Notice of Annual Meeting and Proxy Statement and our

2020 annual report to stockholders are available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why am I receiving these materials?

Marriott Vacations Worldwide has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies on behalf of the Board of Directors for use at our Annual Meeting. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.

Q.	How do I attend the virtual Annual Meeting?

You may attend the Annual Meeting online, including to vote and/or submit questions during the meeting by logging in at www.virtualshareholdermeeting.com/VAC2021. The Annual Meeting will begin at approximately 9:00 a.m., Eastern Time, with log-in beginning at 8:45 a.m. on Friday, May 14, 2021.

Q.	How do I gain admission to the virtual Annual Meeting?

You are entitled to participate in the virtual Annual Meeting only if you were a stockholder of record who owned the Company’s common stock at the close of business on March 15, 2021. Each holder of record is entitled to one vote per share. There were 41,239,889 of common stock outstanding and entitled to vote on March 15, 2021.

To attend online and participate in the Annual Meeting, stockholders of record will need to use their control number on their Notice or proxy card to log into www.virtualshareholdermeeting.com/VAC2021; beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow time for online check-in, which will begin at 8:45 a.m. Eastern Time. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting landing page at www.virtualshareholdermeeting.com/VAC2021.

Q.	How do I ask questions?

You have multiple opportunities to submit questions to the Company for the Annual Meeting. If you wish to submit a question in advance you may do so at www.proxyvote.com. You may also submit questions online during the meeting at www.virtualshareholdermeeting.com/VAC2021. The Company will try to answer as many questions as possible during the time scheduled. Answers to appropriate investor questions received before and during the Annual Meeting will be posted on the Investor Relations page of the Company’s website as soon as practicable after the Annual Meeting to the extent such questions were not answered at the Annual Meeting. Additional information regarding the question and answer process, including the types of questions permitted, the time allotted for the question and answer session, and how questions will be address and disclosed, will be available in the Annual Meeting rules of conduct, which will be posted at the virtual Annual Meeting website during the Annual Meeting.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Questions and Answers about the Meeting	3

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The U.S. Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice to stockholders who elected to receive proxy materials by email. These stockholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Q.	Can I get electronic access to the proxy materials if I received printed materials?

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Q.	What items will be voted on at the Annual Meeting?

Stockholders will vote on the following items at the Annual Meeting, if each is properly presented at the meeting:

1.	Election of the four director nominees named in this Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for its 2021 fiscal year;

3.	Advisory vote to approve named executive compensation; and

4.	Any other matters that may properly be presented at the meeting.

In addition, management will respond to questions from stockholders.

Q.	What are the Board’s voting recommendations?

The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. The Board recommends a vote FOR each nominee for director in Item 1, and FOR Items 2 and 3.

Q.	What is the difference between being a record holder and a beneficial owner of shares held in street name?

A record holder holds shares directly in his or her own name with the Company’s transfer agent. Shares held in “street name” refer to shares that are held in the name of a bank or broker on a person’s behalf. Many stockholders hold their shares in street name. For such shares, the bank or broker is considered the record holder for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account.

Q.	How do I vote?

BY TELEPHONE 800-690-6903 (record holders)	BY INTERNET www.proxyvote.com	BY MAIL completing and returning your proxy card	AT THE VIRTUAL MEETING by electronic vote at the virtual meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or, if they received printed copies of materials, by mailing their proxy cards. Stockholders can vote via the Internet in advance or during the Annual Meeting.

Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/VAC2021 to vote or submit questions during the meeting. Voting online during the meeting will replace any previous votes.

Record holders who received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by filling out the proxy card, signing it and returning it in the postage paid return envelope. Record holders can also vote by telephone (800-690-6903) or by Internet (www.proxyvote.com). Voting instructions are provided on the proxy card.

If you are a beneficial owner, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker.

Q.	How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

4	Questions and Answers about the Meeting	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

If you are a beneficial owner, your bank or broker is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2) even if you have not provided voting instructions. Your bank or broker is not permitted to use its discretion and vote your shares on non-routine matters (such as Items 1 and 3) if it has not received instructions from you as to how to vote the shares. Therefore, we urge you to give voting instructions to your broker on all three voting items. Shares that are not permitted to be voted by your broker with respect to any non-routine matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to, any of the non-routine proposals to be voted on at the Annual Meeting and will have no direct impact on any such non-routine proposal.

Q.	What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.

Q.	What constitutes a quorum?

The presence at the meeting, online or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. Proxies received will be included in the calculation of the number of shares considered to be present at the meeting, even if marked as broker non-votes or with abstentions on certain items.

Q.	How many votes are needed to approve an item?

Directors will be elected by a plurality of all the votes cast at the Annual Meeting, either online or represented by a properly completed or authorized proxy. This means that the four nominees who receive the highest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors.

The affirmative vote of holders of shares representing a majority in voting power of the votes cast, present online or represented by proxy and entitled to vote at the meeting, is necessary for approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be counted as votes cast but will count as present and entitled to vote and therefore will have the effect of a negative vote.

Broker non-votes will not be counted as entitled to vote for Items 1 or 3 and therefore will have no effect on the outcome of these Items. Item 2 is a routine matter on which brokers may vote even if they have not received voting instructions; therefore, there will not be any broker non-votes with respect to Item 2.

Q.	Who can attend the Annual Meeting?

Only stockholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting.

Q.	Can I attend and participate in the Annual Meeting online if I vote by proxy?

Yes. Attending the Annual Meeting online does not revoke your proxy.

Q.	Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	returning a later-dated signed proxy card;

•	delivering a written notice of revocation to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary;

•	voting by telephone or the Internet at www.proxyvote.com until 11:59 p.m., Eastern Time, on May 13, 2021; or

•	submitting a later-dated vote during the virtual Annual Meeting (www.virtualshareholdermeeting.com/VAC2021).

If your shares are held through a broker or other nominee, and you are not provided a 16-digit control number, you will need to contact that institution if you wish to change your voting instructions.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Questions and Answers about the Meeting	5

PROPOSALS FOR VOTE

ITEM 1 – ELECTION OF DIRECTORS

The Board consists of ten members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class III directors expires at the Annual Meeting. The Board proposes that Lizanne Galbreath, Melquiades R. Martinez, Stephen K. Quazzo, and Stephen P. Weisz, each of whom is currently serving as a Class III director, be re-elected as Class III directors for a new term of three years expiring at the 2024 Annual Meeting and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election. Stockholders last elected Mr. Weisz and Mr. Martinez to the Board at the 2018 Annual Meeting. Ms. Galbreath and Mr. Quazzo were appointed to the Board in 2018 at the closing of the Company’s acquisition of ILG, as mutually agreed by the Company and ILG in accordance with the terms of the Company’s acquisition of ILG.

Each of the nominees has consented to be named as a nominee and to serve as a director if elected. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Information about the nominees, as well as the current Class I and Class II directors, is set forth below in the section titled “Report on the Board of Directors and its Committees” beginning on page 8.

✓	Our Board of Directors recommends that you vote FOR each of the four director nominees.

ITEM 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has appointed Ernst & Young as the Company’s independent registered public accounting firm for the Company’s 2021 fiscal year. Although the Audit Committee has discretionary authority to appoint the independent auditor, the Board is seeking stockholder ratification of the appointment as a matter of good corporate governance. The Board and the Audit Committee believe that the continued retention of Ernst & Young as the Company’s independent auditor is in the best interests of the Company and its stockholders. If the appointment of Ernst & Young is not ratified by stockholders, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of Ernst & Young are expected to be present at the Annual Meeting online, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

✓	Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for its 2021 fiscal year.

ITEM 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s named executive compensation as reported in this Proxy Statement. As described below in “Compensation Discussion and Analysis” beginning on page 21, the Compensation Policy Committee has structured our executive compensation program to achieve the following key objectives:

•	Executive officers should be paid in a manner that is primarily focused on driving stockholder value;

•	Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve shorter-term as well as longer-term objectives; and

•	The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice.

We urge stockholders to read the “Compensation Discussion and Analysis” of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information about the compensation of our named executive officers (“NEOs”). The Compensation Policy Committee and the Board of Directors believe that the policies and procedures articulated in “Compensation Discussion and Analysis” below are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement reflects and supports these compensation policies and procedures.

6	Proposals for Vote	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Marriott Vacations Worldwide Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Policy Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and therefore our next “say-on-pay” resolution will occur at the Company’s 2022 Annual Meeting of Stockholders.

✓	Our Board of Directors recommends that you vote FOR the approval of the advisory resolution to approve executive compensation.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Proposals for Vote	7

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

OUR BOARD OF DIRECTORS

Our Board currently consists of ten members. Approximately one-third of the directors are elected annually to serve for three-year periods or until their respective successors are duly elected and qualified, or his or her earlier death, resignation or removal. All of our director nominees currently serve as directors on our Board.

The tables below set forth information regarding the members of our Board continuing in office or nominated for re-election. Our Board has determined that all members of our Board are “independent directors” meeting the applicable requirements of the Listing Rules of NYSE other than Stephen P. Weisz, our Chief Executive Officer.

Nominees for Director

The Board has nominated four directors to be elected at the Annual Meeting to serve for a three-year term ending with the 2024 Annual Meeting of Stockholders, or until the director’s successor is duly elected and qualified, or his or her earlier death, resignation or removal.

LIZANNE GALBREATH

Age: 63 Director Since: 2018	Committees: • Compensation Policy • Nominating and Corporate Governance

Experience

Ms. Galbreath has been the Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, she was Managing Director of LaSalle Partners/Jones Lang LaSalle, a real estate services and investment management firm, where she also served as a director. From 1984 to 1997, Ms. Galbreath served in a variety of leadership positions including as Managing Director, Chairman and Chief Executive Officer of The Galbreath Company, the predecessor of Galbreath & Company. Ms. Galbreath was a director of Paramount Group, Inc., a publicly traded real estate investment trust (“REIT”), from 2014 to 2020, where she chaired the Compensation Committee and was on its Governance Committee. She was also a director of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) from 2005 to September 2016. She served as a director of ILG, Inc. from May 2016 through August 2018, prior to the Company’s acquisition of ILG.

Skills and Experience

Ms. Galbreath provides the Board with the benefit of her senior leadership experience as managing partner of Galbreath & Company. The Board also benefits from her real estate investment, development and strategy experience, and management and corporate governance experience, having served as a director of other publicly traded companies.

Corporate Leadership	Independence	Diversity	Public Company Board Service & Governance	Risk Management	Strategic Planning
Vacation Ownership & Lodging Industry	Real Estate & Business Development

8	Report on the Board of Directors and its Committees	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

MELQUIADES R. MARTINEZ

Age: 74 Director Since: 2011	Committees: • Nominating and Corporate Governance (Chair)

Experience

Mr. Martinez has served as Chairman of the Southeast U.S. and Latin America, JPMorgan Chase & Co. since July 2010. Prior to that, he was a partner in the law firm DLA Piper from September 2009. Mr. Martinez served as a U.S. Senator from Florida from January 2005 through September 2009. He also served as Chairman of the Republican Party from November 2006 through October 2007, as Secretary of the U.S. Department of Housing and Urban Development from 2001 to 2004, and as Mayor of Orange County, Florida from November 1998 to January 2001. Mr. Martinez is a director of NVR, Inc. (“NVR”). He also serves on the Advisory Board of Securiport LLC, a private company that designs and implements civil aviation security, biometric screening, immigration control and threat assessment systems.

Skills and Experience

Mr. Martinez provides our Board with the benefit of his vast experience in the public and private sector and his in-depth knowledge of and relationships within Florida, where our headquarters are located. The Board also benefits from his legal experience and knowledge of legislative and regulatory processes.

Corporate Leadership	Independence	Diversity	Public Company Board Service & Governance	Risk Management	Strategic Planning
Global Expertise	Legal, Regulatory & Government Relations	Compliance	Human Capital, Professional Development & Organizational Culture

STEPHEN R. QUAZZO

Age: 61 Director Since: 2018	Committees: • Audit • Compensation Policy

Experience

Mr. Quazzo is the Chief Executive Officer and has been the Managing Director and co-founder of Pearlmark Real Estate, LLC, a real estate principal investment firm, since March 1996. From April 1991 to March 1996, Mr. Quazzo was President of Equity Institutional Investors, Inc., a private investment firm and a subsidiary of Equity Group Investments, Inc. He is currently a director of Phillips Edison & Company Inc., a public non-traded REIT, and was a director of Starwood from 1995 to September 2016. Mr. Quazzo is a member and trustee of the Urban Land Institute, ULI Foundation, a member of the Pension Real Estate Association, and a licensed real estate broker in Illinois. He was a director of ILG, Inc. from May 2016 through August 2018 prior to the Company’s acquisition of ILG.

Skills and Experience

Mr. Quazzo provides the Board with the benefit of his extensive experience in real estate, investment and development and strategy experience as Chief Executive Officer of Pearlmark Real Estate as well as his senior leadership experience. He also has broad experience in corporate governance, having served as a board member of other publicly traded companies.

Corporate Leadership	Independence	Financial & Capital Markets	Accounting & Financial Reporting	Public Company Board Service & Governance	Risk Management
Strategic Planning	Vacation Ownership & Lodging Industry	Real Estate & Business Development

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Report on the Board of Directors and its Committees	9

STEPHEN P. WEISZ, CHIEF EXECUTIVE OFFICER

Age: 70 Director Since: 2011	Committees: • None

Experience

Mr. Weisz has served as our President from 1996 until 2021, and has served as our Chief Executive Officer since 2011. Mr. Weisz joined Marriott International in 1972. Over his 39-year career with Marriott International, he held a number of leadership positions in the Lodging division, including Regional Vice President of the Mid-Atlantic Region, Senior Vice President of Rooms Operations, and Vice President of the Revenue Management Group. Mr. Weisz became Senior Vice President of Sales and Marketing for Marriott Hotels, Resorts & Suites in 1992 and Executive Vice President-Lodging Brands in 1994. He has previously served as Chairman of the Board of Directors of the American Resort Development Association and as Chairman of the Board of Trustees of Children’s Miracle Network.

Skills and Experience

Mr. Weisz brings to the Board the extensive lodging and vacation ownership industry expertise he developed during his over 48 years in the industry, including 39 years with Marriott International, as well as corporate leadership experience from his service as our President since 1996 and his prior service as Chairman of the Board of Directors of the American Resort Development Association.

Corporate Leadership	Public Company Board Service & Governance	Risk Management	Strategic Planning	Vacation Ownership & Lodging Industry	Legal, Regulatory & Government Relations
Sales & Marketing/ Consumer Insights	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture		Technology & Cybersecurity/ Digital & Social Media

Directors Remaining in Office

Name	Age	Position(s) Held in Company	Director Since	Term to Expire
Raymond L. Gellein, Jr.	73	Director	2011	2022
Thomas J. Hutchison III	79	Director	2011	2022
Dianna F. Morgan	69	Director	2013	2022
William J. Shaw	75	Director, Chairman	2011	2023
C.E. Andrews	69	Director	2013	2023
William W. McCarten	72	Director	2011	2023

RAYMOND L. GELLEIN, JR.

Age: 73 Director Since: 2011	Committees: • Audit • Compensation Policy

Experience

From November 2012 until his retirement in December 2015, Mr. Gellein served as Chairman of the Board, Chief Executive Officer and President of Strategic Hotels & Resorts, Inc., a publicly traded REIT with a portfolio of luxury hotels. From August 2010 to November 2012, he served as Strategic Hotels & Resorts’ non-executive Chairman, and from August 2009 to December 2015, as a director. He served as President of the Global Development Group of Starwood, a publicly traded hotel and leisure company, from July 2006 through March 2008, and as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., a subsidiary of Starwood, from October 1999 to July 2006. Mr. Gellein is also a past Chairman of the American Resort Development Association, and Vice Chairman of Mind and Life Institute.

Skills and Experience

Based on his past roles with Strategic Hotels & Resorts and Starwood, Mr. Gellein brings to the Board vast leadership experience in the hospitality and lodging industries with particular expertise in the vacation ownership sector. As a result of these roles, Mr. Gellein also has experience as an executive officer and board member of publicly traded companies. As a past Chairman of the Board of Directors of the American Resort Development Association, he also has extensive knowledge of the legislative and regulatory issues related to the vacation ownership business.

Corporate Leadership	Independence	Financial & Capital Markets	Business Development / Mergers & Acquisitions	Public Company Board Service & Governance
Risk Management	Strategic Planning	Global Expertise	Vacation Ownership & Lodging Industry	Legal, Regulatory & Government Relations
Sales & Marketing/ Consumer Insights	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture

10	Report on the Board of Directors and its Committees	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

THOMAS J. HUTCHISON III

Age: 79 Director Since: 2011	Committees: • Audit • Compensation Policy

Experience

Mr. Hutchison has served as Chairman of Legacy Hotel Advisors, LLC and Legacy Healthcare Advisors, LLC, industry consulting firms of which he is the principal founder, since October 2008. From January 2000 through 2007, he served in various executive positions at CNL Financial Group, Inc., including as Chief Executive Officer of CNL Hotels & Resorts, a publicly traded REIT, and CNL Retirement, a REIT with investments in senior facilities and medical real estate. Mr. Hutchison is a member of the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT, and a director of Target Healthcare REIT Ltd., a company whose securities are traded on the London Stock Exchange.

Skills and Experience

Mr. Hutchison brings to the Board his over 40 years of senior leadership experience in the lodging, hospitality, travel, and real estate development and finance industries. Mr. Hutchison also has extensive business development experience and experience as a board member of publicly traded companies.

Corporate Leadership	Independence	Financial & Capital Markets	Public Company Board Service & Governance	Risk Management
Strategic Planning	Global Expertise	Vacation Ownership & Lodging Industry	Legal, Regulatory & Government Relations	Sales & Marketing/ Consumer Insights
Real Estate & Business Development

DIANNA F. MORGAN

Age: 69 Director Since: 2013	Committees: • Compensation Policy (Chair) • Nominating and Corporate Governance

Experience

Ms. Morgan retired in 2001 from a 30-year career with Walt Disney World Company, a subsidiary of The Walt Disney Company, a publicly traded entertainment company, where she served most recently as Senior Vice President of Public Affairs and Senior Vice President of Human Resources. During her tenure at Walt Disney World Company, she oversaw the Disney Institute, a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Ms. Morgan currently serves on the Board of Directors of Chesapeake Utilities Corporation, a publicly traded corporation, and the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT. Within the last five years, she served on the Board of Directors of CNL Health Care Properties II, a publicly traded REIT.

Skills and Experience

As an accomplished senior manager at Walt Disney World Company in various areas, Ms. Morgan brings to the Board best practice expertise in human capital and the customer experience. Ms. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided her with extensive knowledge of leadership development programs and organizational culture. In addition, Ms. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. She also has extensive experience as a board member of publicly traded and private companies.

Corporate Leadership	Independence	Diversity	Public Company Board Service & Governance	Risk Management	Strategic Planning
Vacation Ownership & Lodging Industry	Legal, Regulatory & Government Relations	Sales & Marketing/ Consumer Insights	Human Capital, Professional Development & Organizational Culture

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Report on the Board of Directors and its Committees	11

WILLIAM J. SHAW, CHAIRMAN

Age: 75 Director Since: 2011	Committees: • None

Experience

Mr. Shaw is Chairman of the Board. He served as Vice Chairman of Marriott International, Inc., the company from which we spun off, from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He joined Marriott International in 1974 and held various positions, including Corporate Controller, Corporate Vice President, Senior Vice President—Finance, Treasurer, Chief Financial Officer, Executive Vice President and President of Marriott Service Group. Mr. Shaw serves on the boards of directors of The Carlyle Group Inc., a publicly traded private equity, alternative asset management and financial services corporation, and DiamondRock Hospitality Company, a publicly traded REIT (“DiamondRock”). He also serves on the Board of Trustees of the University of Notre Dame and the Board of Trustees of Suburban Hospital.

Skills and Experience

Mr. Shaw brings to the Board extensive management experience with Marriott International, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer. Mr. Shaw also has experience as a board member of publicly traded companies.

Corporate Leadership	Independence	Financial & Capital Markets	Accounting & Financial Reporting	Business Development / Mergers & Acquisitions
Public Company Board Service & Governance	Risk Management	Strategic Planning	Global Expertise	Vacation Ownership & Lodging Industry
Legal, Regulatory & Government Relations	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture		Technology & Cybersecurity/ Digital & Social Media

C.E. ANDREWS

Age: 69 Director Since: 2013	Committees: • Audit (Chair) • Nominating and Corporate Governance

Experience

Mr. Andrews was a member of the Board of Directors of, and an advisor to, MorganFranklin Consulting, a business consulting and technology solutions company, from April 2017 through June 2019 when he retired. From May 2013 to March 2017, he served as its Chief Executive Officer. Mr. Andrews was the president of RSM McGladrey Business Services, Inc., an audit and accounting services provider, from June 2009 until February 2012. Prior to that, Mr. Andrews served as the president of SLM Corporation (Sallie Mae), which originates, services and collects student loans. He joined Sallie Mae in 2003 as the Executive Vice President of Accounting and Risk Management and held the title of Chief Financial Officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen, LLP, an accounting firm. Mr. Andrews serves on the Boards of Directors of Washington Mutual Investors Fund, a publicly traded mutual fund, and NVR, the publicly traded parent company of home construction companies Ryan Homes, NV Homes, Heartland Homes and Fox Ridge Homes. In addition, he serves on the Board of Directors of Vemo Education, Inc., a privately-held company that develops customized, value-oriented student financing programs, and the Advisory Board of Coastal Cloud LLC, a privately-held consulting firm that focuses on migration to next-generation technologies. In the past five years, Mr. Andrews served on the Board of Directors of WashingtonFirst Bankshares, Inc. from 2012 until it was acquired in 2018.

Skills and Experience

Mr. Andrews brings to the Board, and particularly to the Audit Committee, the extensive financial and accounting expertise that he obtained over his thirty-year career in public accounting, as well as through his role as Chief Financial Officer of Sallie Mae. Mr. Andrews also has experience as a board member and an officer of publicly traded companies.

Corporate Leadership	Independence	Financial & Capital Markets	Accounting & Financial Reporting	Business Development / Mergers & Acquisitions
Public Company Board Service & Governance	Risk Management	Strategic Planning	Global Expertise	Legal, Regulatory & Government Relations
Compliance	Human Capital, Professional Development & Organizational Culture		Technology & Cybersecurity/ Digital & Social Media

12	Report on the Board of Directors and its Committees	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

WILLIAM W. McCARTEN

Age: 72 Director Since: 2011	Committees: • Audit • Nominating and Corporate Governance

Experience

Mr. McCarten has served as non-executive Chairman of the Board of DiamondRock since January 2010. He was Executive Chairman of DiamondRock from September 2008 to December 2009. Prior to that, he was Chairman and Chief Executive Officer of DiamondRock from its inception in 2004 until September 2008. From 1979 through 2003, Mr. McCarten worked at Marriott International and companies that operated businesses that were previously part of Marriott International or its predecessors, where he held a number of executive positions, including President of the Services Group and President and Chief Executive Officer of HMSHost Corporation, a publicly traded company. Mr. McCarten is also a director of Cracker Barrel Old Country Store, Inc., a publicly traded company.

Skills and Experience

Mr. McCarten provides the Board with the benefit of his extensive experience in the hospitality industry and capital markets, including his service as Chief Executive Officer and board member of publicly traded companies. He is a former certified public accountant who has a strong familiarity with accounting and financial reporting matters.

Corporate Leadership	Independence	Financial & Capital Markets	Accounting & Financial Reporting	Business Development / Mergers & Acquisitions
Public Company Board Service & Governance	Risk Management	Strategic Planning	Vacation Ownership & Lodging Industry	Legal, Regulatory & Government Relations
Compliance	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Report on the Board of Directors and its Committees	13

SUMMARY OF DIRECTOR ATTRIBUTES AND SKILLS

Our Board members have a diversity of experience and bring a wide variety of skills, qualifications and viewpoints that strengthen the Board’s oversight role on behalf of our stockholders. The following highlights certain key characteristics of our directors. Additional information can be found in their biographies.

	Shaw	Andrews	Galbreath	Gellein	Hutchison	Martinez	McCarten	Morgan	Quazzo	Weisz
Corporate Leadership is important because directors with experience running public companies, private companies or other large organizations typically possess strong leadership qualities.	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Independence satisfies the independence requirement of the NYSE and our Corporate Governance Guidelines.	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Diversity adds perspective through diversity in, among other areas, gender, ethnic background and race.			🌑			🌑		🌑
Financial & Capital Markets experience helps Board members advise on our capital structure and financing and investing activities.	🌑	🌑		🌑	🌑		🌑		🌑
Accounting & Financial Reporting experience is important in overseeing our financial reporting and internal controls to assure transparency and accuracy.	🌑	🌑					🌑		🌑
Business Development / Mergers & Acquisitions experience supports our goal of selectively pursuing compelling new business opportunities.	🌑	🌑		🌑			🌑
Public Company Board Service & Governance experience supports our goals of accountability, transparency and protection of stockholder interests.	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Risk Management experience supports oversight of our processes for assessing and managing risk.	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Strategic Planning experience Allows the Board to evaluate and challenge our strategic plans.	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Global Expertise experience supports our goal of continuing growth globally.	🌑	🌑		🌑	🌑	🌑
Vacation Ownership & Lodging Industry experience is important in overseeing the development and implementation of our business strategy and operating plan.	🌑		🌑	🌑	🌑		🌑	🌑	🌑	🌑
Legal, Regulatory & Government Relations experience is relevant because we operate in a heavily regulated industry.	🌑	🌑		🌑	🌑	🌑	🌑	🌑		🌑
Compliance experience helps set the tone at the top to encourage our employees to act ethically and legally.		🌑				🌑	🌑
Sales & Marketing/Consumer Insights experience is important in understanding the consumer-driven aspects of our business in order to deliver outstanding products and services.				🌑	🌑			🌑		🌑
Real Estate & Business Development experience aids in understanding and reviewing our business and strategy.	🌑		🌑	🌑	🌑		🌑		🌑	🌑
Human Capital, Professional Development & Organizational Culture experience helps us attract, motivate and retain top candidates for positions throughout our global workforce.	🌑	🌑		🌑		🌑	🌑	🌑		🌑
Technology & Cybersecurity/Digital & Social Media experience is relevant as we look for ways to enhance the customer experience and internal operations and assess and address the risks associated with our cyber activities.	🌑	🌑								🌑

Board Composition

9 of 10 Independent Directors	8.2 years Average Tenure of Directors	70.5 years Average Age of Directors	30% Diversity of the Board

14	Report on the Board of Directors and its Committees	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

2020 BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

Our Board met six times in 2020. No incumbent director attended fewer than 75 percent of the meetings of the Board or any Committee on which such director served. Directors are expected to attend annual meetings of stockholders, and each of our directors attended the 2020 Annual Meeting of Stockholders.

COMMITTEE CHARTERS

The charters of the Audit, Compensation Policy, and Nominating and Corporate Governance Committees are available via the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance.” Copies of the committee charters also may be obtained upon request from our Corporate Secretary. Other committees may also be established by our Board from time to time.

The composition of our committees during 2020 is set forth in the chart below.

Audit Committee	Compensation Policy Committee	Nominating and Corporate Governance Committee
C.E. Andrews (Chair) Raymond L. Gellein, Jr. Thomas J. Hutchison III William W. McCarten Stephen R. Quazzo	Dianna F. Morgan (Chair) Lizanne Galbreath Raymond L. Gellein, Jr. Thomas J. Hutchison III Stephen R. Quazzo	Melquiades R. Martinez (Chair) C.E. Andrews Lizanne Galbreath William W. McCarten Dianna F. Morgan

Committees of the Board of Directors

Audit Committee. The Board has determined that each of the members of the Audit Committee is independent as defined under our Corporate Governance Principles, the NYSE Listing Standards and applicable SEC rules for audit committee members. The internal and independent auditors have unrestricted access to the Audit Committee. The Audit Committee meets privately with each of the independent auditors, the internal auditors, and members of management. The Audit Committee met nine times in 2020. Each member of the Audit Committee is financially literate under applicable SEC and NYSE standards. In addition, Mr. Andrews and Mr. McCarten each possesses accounting or related financial management expertise within the meaning of the NYSE Listing Standards and qualifies as an “audit committee financial expert” as defined under the applicable SEC rules. Our Corporate Governance Principles establish a limit on the number of audit committees of publicly traded companies on which members of the Company’s Audit Committee may serve, including our Audit Committee, at three.

The responsibilities of the Audit Committee include, among other things:

•	appointing, retaining, overseeing and determining the compensation of our independent auditor;

•	approving all terms and fees associated with any audit engagement of our independent auditor;

•	overseeing our accounting, reporting, financial and cybersecurity practices;

•	overseeing our internal control environment and compliance with legal and regulatory requirements;

•	overseeing our independent auditor’s qualifications and independence; and

•	overseeing the performance of our internal audit function and the independent auditor.

Compensation Policy Committee. The Board has determined that each of the members of the Compensation Policy Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards for compensation committee members. The Compensation Policy Committee met four times in 2020.

The responsibilities of the Compensation Policy Committee include, among other things:

•	assisting the Board in discharging its responsibilities relating to executive compensation;

•	overseeing our overall compensation structure, policies and programs;

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer;

•	overseeing the evaluation and setting the compensation of our other executive officers;

•	maintaining management succession plans; and

•	reviewing the compensation of non-employee directors and recommending any changes in compensation to the Board.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Report on the Board of Directors and its Committees	15

Nominating and Corporate Governance Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Nominating and Corporate Governance Committee met four times in 2020.

The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying and evaluating director candidates;

•	recommending to the Board director candidates for election;

•	recommending to the Board implementation of corporate governance principles and annually reviewing and recommending changes to these principles as appropriate;

•	reviewing our conflict of interest and related party transactions policies and approving certain related party transactions as provided for in such policies; and

•	performing a leadership role in shaping our corporate governance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party or as an interlocking relationship.

MEETINGS OF INDEPENDENT DIRECTORS

Our Corporate Governance Principles require the Board to have at least two regularly scheduled executive sessions a year for the non-management directors without management present and require the independent directors to meet in executive session at least annually. The Chairman, who is currently Mr. Shaw, presides at such executive sessions.

16	Report on the Board of Directors and its Committees	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

CORPORATE GOVERNANCE

The Board is committed to good corporate governance, good business practices and transparency in financial reporting. The Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Principles, a copy of which is available via the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance” under the “Investor Relations” tab. A copy of the Company’s Corporate Governance Principles also may be obtained upon request from our Corporate Secretary.

SEPARATION OF BOARD CHAIRMAN AND CHIEF EXECUTIVE OFFICER

While the Board has no formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, William J. Shaw, an independent director, currently serves as Chairman of the Board. Our Board regularly reviews our leadership structure and has determined that separating the roles of Chairman and Chief Executive Officer is the optimal leadership structure for the Company, allowing our Chief Executive Officer to focus on his duties while benefitting from the Chairman’s significant experience at Marriott International and in the hospitality industry. The Board believes that having an independent Chairman improves the ability of the Board to exercise its oversight role over management and provides opportunities for discussion and evaluation of management decisions and the direction of the Company.

BOARD AND COMMITTEE EVALUATIONS

The Board and its committees evaluate their own performance on an ongoing basis. The evaluation process is overseen by the Nominating and Corporate Governance Committee, which recommends enhancements to Board and committee effectiveness as appropriate. The results from the 2020 evaluation process were positive and confirmed our Board’s commitment to high levels of Board effectiveness and governance.

SELECTION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee identifies and recruits candidates for election to the Board. The Nominating and Corporate Governance Committee evaluates the composition of the Board at least annually to assess the skills and experience that are currently represented on the Board as a whole, and in individual directors, as well as the skills and experience that the Board may find valuable in the future. The Nominating and Corporate Governance Committee selects and recommends to the Board director candidates based on the Nominating and Corporate Governance Committee’s evaluation of each candidate’s character, judgment, personal and professional ethics, personal and professional integrity, values, background experience, technical skills, affiliations, familiarity with national and international issues affecting our business and demonstrated exceptional ability and judgment. Although we do not have a formal policy regarding diversity, our Board views diversity as a priority and seeks diverse representation among its members and evaluates its effectiveness in accounting for diversity as part of its annual evaluation of the composition of the Board. Candidates are selected who not only bring a depth of experience but also provide skills and knowledge complementary to the Board and our business. Candidates must be committed to representing the long-term interests of our stockholders and fulfilling a director’s duties and responsibilities, which include attending Board meetings and our annual stockholders meeting, and preparing for Board meetings by advance review of any meeting materials. The Nominating and Corporate Governance Committee recommends to the Board the Company’s candidates for election or reelection to the Board at each annual meeting of stockholders, as well as candidates to be elected by the Board as necessary to fill vacancies and newly created directorships. The Board proposes a slate of nominees to the stockholders for election to the Board. The Board also determines the number of directors on the Board.

The Nominating and Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of the Company, and other sources that the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee will also consider candidates for Board membership recommended by stockholders. Stockholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary.

The supporting information should include the information required by our Bylaws in connection with the nominations of persons for election to the Board. The Nominating and Corporate Governance Committee will evaluate all candidates, regardless of source, in light of the Board-approved criteria.

DIRECTOR INDEPENDENCE

The Company has determined that all of the directors, other than Stephen P. Weisz, have no material relationship with the Company and are independent under the criteria set forth in the applicable rules of the SEC, the NYSE Listing Standards and the Company’s Corporate Governance Principles. Additionally, all of the members of the Audit Committee, Compensation Policy Committee, and Nominating and Corporate Governance Committee are independent under such standards.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Corporate Governance	17

RISK OVERSIGHT

Our Board is responsible for overseeing our processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions. In performing its oversight responsibilities, our Board receives an annual enterprise risk assessment report from our Chief Financial Officer and our chief audit executive and discusses the most significant risks facing us. The Board believes that its risk oversight process would be effective under a variety of Board leadership structures, and therefore, it does not materially affect the Board’s choice of leadership structure.

Each of the Board’s committees addresses risks that fall within that committee’s area of responsibility. The Board has delegated certain risk oversight functions to the Audit Committee, including the periodic review of the audit plan of the internal audit department, the tax function, treasury operations, and insurance. The Audit Committee receives regular reports from: the corporate controllership and our outside independent accounting firm on financial reporting matters; the internal audit department about significant findings; and the General Counsel regarding legal and regulatory risks. The Audit Committee incorporates its risk assessment function into its reports to the Board.

Our Audit Committee is also responsible for oversight of cybersecurity risk. The Company’s Vice President, Global Information Security, and its Executive Vice President and Chief Information Officer review cybersecurity and data security risks and mitigation strategies with the Audit Committee at least twice per year. The Company has a dedicated team that is responsible for managing enterprise-wide information security strategy, policy, standards, architecture and processes. This team follows a documented process to identify, quantify and mitigate security risks. Risks are reported to and reviewed by senior leadership, and more significant risks are reported to our executive officers and the Audit Committee. In addition, we require our associates to receive annual training on our information security policies, information classification and secure handling, data privacy, physical information security, phishing, social engineering, information security best practices, identifying and reporting information security incidents, and secure credit card handling. Based on job roles and responsibilities, some associates receive additional information security training, including associates responsible for application development and IT security.

Our Compensation Policy Committee evaluates any incentives and risks arising from or related to our compensation programs and plans and assesses whether the incentives and risks are appropriate. As discussed in the Compensation Discussion and Analysis below, the Compensation Policy Committee believes that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties wishing to communicate with our Board as a group or with any individual director (including the Chairman of the Board) may do so by sending an e-mail to business.ethics@mvwc.com or sending a letter to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Chief Audit Executive. Such communications may be confidential and/or anonymous. All such concerns are forwarded to the appropriate directors for their review and are reviewed and addressed by us in the same way that we address other concerns.

OTHER DIRECTORSHIPS

Our Corporate Governance Principles limit the number of boards of publicly traded companies on which the Company’s directors may serve to two, including our Board, for directors who are chief executive officers of publicly traded companies, and five for other directors.

CODE OF CONDUCT

Our Board has adopted a code of conduct, our Business Conduct Guide, that applies to all of our directors, officers and associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Our Business Conduct Guide is available in the Investor Relations section of our website (www.marriottvacationsworldwide.com) and is accessible by clicking on “Corporate Governance.” Any amendments to our Business Conduct Guide and any grant of a waiver from a provision of our Business Conduct Guide requiring disclosure under applicable SEC rules may be disclosed at the same location as the Business Conduct Guide in the Investor Relations section of our website located at www.marriottvacationsworldwide.com or on a Current Report on Form 8-K.

18	Corporate Governance	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NYSE rules. Each member is financially literate for audit committee purposes under the NYSE rules, and two members of the Audit Committee also qualify as an “audit committee financial expert” within the meaning of SEC regulations. The key responsibilities of the Audit Committee are set forth in its charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investor Relations section of our website at ir.marriottvacationsworldwide.com/investor-relations.

As more fully described in our charter, our Audit Committee assists the Board in its oversight of risks related to financial reporting, accounting, financial practices and cybersecurity. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, and maintaining an effective system of internal controls over financial reporting. Ernst & Young, our independent registered public accountant, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has selected Ernst & Young as our independent registered public accountant for 2021. Ernst & Young has served as our independent registered public accountant since 2011. The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accountant. The Audit Committee regularly reviews Ernst & Young’s independence and performance in deciding whether to retain Ernst & Young or engage another firm as our independent registered public accountant. In the course of these reviews, the Audit Committee considers, among other things:

•	Ernst & Young’s historical and recent performance on our audit;

•	Ernst & Young’s capability and expertise in handling the breadth and complexity of our operations;

•	data on audit quality and performance, including recent PCAOB reports on Ernst & Young and its peer firms;

•	the appropriateness of Ernst & Young’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	Ernst & Young’s independence, including the possible effects of its provision of non-audit services and associated fees on its independence; and

•

Ernst & Young’s tenure as our independent registered public accountant, including the benefits of having an independent registered public accountant that is familiar with us, and the controls and processes that help ensure Ernst & Young’s independence.

In accordance with SEC rules and Ernst & Young policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management. The lead partner from Ernst & Young who was assigned to us in 2014 completed his five years of service in 2019, and a new lead partner was assigned to us beginning in 2020.

The Audit Committee engages in an annual evaluation of our independent registered public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Audit Committee also considers the advisability and potential impact of selecting a different independent public accounting firm.

The Audit Committee and the Board believe that the continued retention of Ernst & Young as our independent registered public accounting firm is in the best interest of our stockholders.

The Audit Committee regularly meets and holds separate discussions with management, our internal auditors, and Ernst & Young. Prior to their issuance, the Audit Committee reviewed and discussed our quarterly and annual consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, our internal auditors and Ernst & Young. During 2020, management, our internal auditors and Ernst & Young also made presentations to the Audit Committee on specific topics of interest, including: our information technology systems and controls; our federal and state income tax positions, including our tax strategy and risks; our critical accounting policies; new accounting guidance and the potential impact of new accounting pronouncements; our strategy and the implementation of new systems; and cyber security.

The Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of our results and the assessment of our internal control over financial reporting. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the PCAOB. The Audit Committee discussed with Ernst & Young their independence from the Company and our management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the PCAOB. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to us and our affiliates is compatible with Ernst & Young’s independence.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Audit Committee Report and Independent Auditor Fees	19

The Audit Committee discussed with Ernst & Young the overall scope and plans for their audit, including the estimated audit fees and non-audit fees. The Audit Committee has also discussed with our Senior Vice President, Internal Audit, the overall scope of and plans for our internal audits. The Audit Committee met with Ernst & Young and with our internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of our internal controls and the overall quality and integrity of our financial reporting. Additionally, the Audit Committee has reviewed the performance, responsibilities, budget, and staffing of our internal audit department.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
C.E. Andrews, Chair
Raymond L. Gellein, Jr.
Thomas J. Hutchison III
William W. McCarten
Stephen R. Quazzo

PRE-APPROVAL OF INDEPENDENT AUDITOR FEES AND SERVICES POLICY

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and as needed. The Audit Committee has delegated authority to the Audit Committee Chair to pre-approve principal independent auditor services where we deem it necessary or advisable that such services commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair informs the Audit Committee of any such services and the estimated fees that were pre-approved at the next regularly scheduled meeting). During 2020, all such services were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE DISCLOSURE

The following table presents aggregate fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young, for the audit of our annual financial statements for fiscal 2020 and fiscal 2019 and aggregate fees billed in fiscal 2020 and fiscal 2019 for audit-related services, tax services and all other permissible non-audit services rendered by our independent registered public accounting firm. The Audit Committee approved all of the fees presented in the table below. The Audit Committee is also responsible for overseeing the fee negotiations associated with the retention of Ernst & Young for the audit of our financial statements and internal control over financial reporting.

	2020	2019
Audit fees	$8,346,406	$10,089,573
Audit-related fees	298,500	397,900
Tax fees	1,449,091	219,650
All other fees	3,000	2,000
Total	$10,096,997	$10,709,123

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the independent auditors in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC, and audits of acquired properties or businesses or statutory audits for our subsidiaries or its affiliates.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, and the audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

•

Tax fees – These are fees for all professional services performed by professional staff in Ernst & Young’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees – These are fees for other permissible work performed that do not meet the above-described categories, including a subscription to an accounting research website.

20	Audit Committee Report and Independent Auditor Fees	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our named executive officers (“NEOs”) for whom compensation information is presented in the Summary Compensation Table below are:

Stephen P. Weisz, Chief Executive Officer

John E. Geller, Jr., President and Chief Financial Officer

R. Lee Cunningham, Executive Vice President and Chief Operating Officer—Vacation Ownership

Jeanette E. Marbert, President, Exchange & Third-Party Management

Brian E. Miller, President, Vacation Ownership

Our executive compensation programs are designed to reward financial results and effective strategic leadership to build sustainable value for stockholders by correlating the timing and amount of actual pay with performance goals over various time horizons without excessive risk-taking.

Our seasoned management team is led by Stephen P. Weisz, our Chief Executive Officer (“CEO”), who has over 48 years of combined experience at Marriott Vacations Worldwide and Marriott International. Our ten executive officers have an average of nearly 30 years of total combined experience at Marriott Vacations Worldwide, our subsidiaries and Marriott International. We believe our management team’s extensive public company and vacation ownership industry experience has enabled us to achieve solid performance and will enable us to continue to respond quickly and effectively to changing market conditions and consumer trends.

Our executive compensation program includes the following key elements:

•	base salary, which provides our named executive officers a fixed level of compensation;

•	annual bonus, which encourages the achievement of current year objectives; and

•	stock based awards, which align the long-term interests of our named executive officers with the interests of our stockholders and encourage the achievement of longer-term objectives.

February 2020 Compensation Actions

The Compensation Policy Committee made the following key compensation decisions for 2020, which are discussed in greater detail in the following pages:

Compensation Element	Compensation Decisions
Base Salary	Each of our named executive officers received a base salary increase of 3% effective as of December 29, 2019 based on individual contributions to overall corporate results, company budget and salary level relative to market.
Annual Bonus	Our financial objectives, which account for 80 percent of the amounts payable under our management bonus plan (the “Bonus Plan”), consisted of Adjusted EBITDA and Total Revenue (which are defined below). The remaining 20 percent of amounts payable under the Bonus Plan were based on customer satisfaction and associate engagement.
Equity Compensation	Our equity awards for 2020 were a combination of performance-based stock units (“Performance Units”), stock appreciation rights (“SARs”), and restricted stock units (“RSUs”), with 50 percent of each named executive officer’s total equity compensation consisting of Performance Units, 30 percent consisting of SARs and 20 percent consisting of RSUs, based on grant date value. The amount of each named executive officer’s award was determined by considering market data and internal factors.

COVID-19 Response Actions in 2020

National, federal, state, and local governments began implementing various travel restrictions, border closings, restrictions on public gatherings, mandatory quarantines, shelter-in-place mandates, and limitations on business operations beginning in March 2020 after the World Health Organization declared the COVID-19 outbreak a global pandemic. These actions, “stay-at-home” recommendations, and the reluctance of consumers to travel, had an adverse impact on our business in 2020. In our Vacation Ownership business, we closed all of our sales centers and closed our resorts for rental guests in March 2020. We also closed several of our resorts and reduced operations and amenities at resorts that remained open. Our Exchange & Third-Party Management business experienced closures of certain affiliated resorts and managed properties, and our Aqua-Aston business was significantly impacted by travel restrictions in Hawaii. In response to the economic challenges resulting from these conditions, we enacted several measures to mitigate the impact on the Company’s financial performance and to conserve cash. These measures had a significant impact on our associates, and included furloughs, reduced work weeks, reduced base pay, and ultimately, job eliminations. These actions are believed to have better positioned the Company for longer-term growth while preserving our financial strength through the period of uncertainty.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive and Director Compensation	21

Effective April 4, 2020, due to the impact of the COVID-19 pandemic on the Company’s financial performance and, in part, to address broader cash conservation efforts, the Compensation Policy Committee approved the reduction of each executive officer’s base salary, as well as the cash retainer for non-employee directors, by 50%. As early fourth quarter results indicated our financial results were improving, the Compensation Policy Committee approved pay restoration for executive officers and non-employee directors effective November 28, 2020.

The Company communicated to eligible associates in early July 2020 (including executive officers) that it would not pay any annual bonuses for fiscal year 2020.

In December 2020, the Compensation Policy Committee reviewed the progress of the Company’s efforts to recover stockholder value as demonstrated in the Company’s stock price. After ending 2019 with a stock price of $128.76, our stock price tumbled to a low of $36.81 on March 18, 2020. By mid-November 2020, our stock price crossed $110 and remained above that level, closing 2020 at $137.22.

To recognize management’s response to the pandemic, including efforts to conserve cash and recover stockholder value, and to retain executive officers who were particularly vulnerable to recruitment efforts from companies not in the hospitality industry, the Compensation Policy Committee reviewed 2018 and 2019 performance in comparison to 2020 performance and exercised its discretion to approve modifications to the performance criteria to be applied to the Performance Units for the performance period that began on January 1, 2018 and ended on December 31, 2020 (the “2018-2020 Performance Units”). This exercise of its discretion, as applied by the Compensation Policy Committee, was also intended to recognize the achievement of the acquisition and integration of ILG in 2018 and 2019. The Compensation Policy Committee modified the performance period with respect to the 2018-2020 Performance Units so that rather than evaluating Company performance based upon one cumulative three-year performance period beginning on January 1, 2018 and ending on December 31, 2020, the Committee evaluated Company performance with respect to three separate annual periods, one for each of the 2018, 2019, and 2020 fiscal years of the Company. The cumulative Adjusted EBITDA and ROIC goals originally established for the three-year performance period resulted in achievement of 64.36% of the target Performance Units. The equal weighting of the three separate annual performance periods, with 2020 achievement at zero percent, yielded an achievement and a payout of 98.91% of target.

PHILOSOPHY

The Compensation Policy Committee has approved, and periodically reviews, compensation principles that form the basis of our compensation philosophy and reflect our belief that strong and consistent leadership is the key to long-term success in our industry. Accordingly, our program is designed around the following three principles:

•

Drive Stockholder Value: Executive officers should be paid in a manner that is primarily focused on driving stockholder value. Therefore, equity compensation is and has been a significant component of total pay opportunity for the named executive officers.

•

Motivate and Balance Short-term and Long-term Performance: Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve current year as well as longer-term objectives. This has been achieved by offering a mix of short-term cash-based and long-term equity-based incentives.

•

Retain Talent: The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. We work to achieve this, in part, through our review of the market data and internal pay equity considerations described below in making compensation decisions. The Compensation Policy Committee seeks to establish compensation generally consistent with the median in total direct compensation, while also considering performance and scope of job.

22	Executive and Director Compensation	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

COMPENSATION PROGRAM PRINCIPLES AND GOVERNANCE

Pay for Performance is Key Compensation Program Principle

A significant portion of the total pay opportunity for our named executive officers is performance based. This means that it is contingent upon achieving specific results that are essential to the Company’s short- and long-term success and growth in stockholder value. As described in more detail in the following pages, the performance-based components of the 2020 compensation program include annual and long-term incentives that are comprised of Performance Units, SARs and RSUs. The Compensation Policy Committee has not established a specific formula for the allocation of performance-based compensation components and instead retains the discretion to modify the allocation from year to year. The chart below reflects the percentage of each named executive officer’s total target compensation that was performance-based in 2020:

Additional Principles and Corporate Governance Policies

Our executive compensation programs contain features that are intended to embody our compensation principles and promote strong executive compensation corporate governance.

•

We have a clawback policy applicable to incentive compensation paid to our executive officers and directors, which is in addition to the clawback provision that applies to equity awards under the Marriott Vacations Worldwide 2020 Equity Incentive Plan (the “2020 Equity Plan”) and the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (the “Prior Equity Plan” and, together with the 2020 Equity Plan, the “Equity Plans”).

•	We do not provide for a gross-up of excise taxes on any “parachute payments” that could become payable in connection with a change in control.

•	Executive officers are provided only limited perquisites and are not provided with tax gross-ups with respect to such perquisites.

•	The Equity Plans do not include an “evergreen” provision.

•

We cannot, without stockholder approval, “reprice” stock options or SARs by reducing the exercise price of such stock option or SAR, exchanging such stock option or SAR for a new award with a lower exercise price, or exchanging such stock option or SAR for cash (other than in connection with specified corporate transactions).

•	We do not provide “single trigger” change in control benefits, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control.

•

We have stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock (as determined under the guidelines) with a market value equal to five times base salary and other executive officers to own shares of our common stock with a market value equal to two to three times annual base salary. All but one of our executive officers were in compliance with these guidelines as of the end of 2020. The executive officer who was not in compliance with the guidelines was newly appointed on November 30, 2020, and has five calendar years, or by year end 2025, to achieve target ownership.

•

Equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Annual grants are typically made during the first quarter, after the release of our earnings for the prior year and guidance for the current year, which is intended to ensure that we do not make equity grants when we have such material, non-public information.

•	Our associates, officers and directors may not at any time engage in any form of derivative transactions (such as “short” sales or “option puts or calls”) in our securities.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive and Director Compensation	23

•	Our associates, officers and directors are prohibited from including our securities in a margin account or pledging such securities as collateral for a loan.

•

We, as a practice, do not have employment agreements with any of our named executive officers. However, with the acquisition of ILG, we assumed an employment agreement for Jeanette E. Marbert, President, Exchange and Third-Party Management.

•	None of our named executive officers are entitled to guaranteed annual bonuses.

COMPENSATION PROCESS

Market Data

To assist in determining the levels of compensation for our named executive officers in 2020, Exequity LLP (“Exequity”), the Compensation Policy Committee’s compensation consultant, recommended an appropriate peer group for approval by the Compensation Policy Committee and management. Considerations for developing the peer group included company size as measured by revenues (generally one-half to two times the Company’s revenues) and market capitalization (companies with very low or very high market capitalization relative to the Company were excluded), industry and business model similarities, and trading on a major exchange. Human resources management analyzed market data collected by Exequity, including base salary and target short- and long-term incentive opportunities for each of the named executive officers.

The companies in the peer group used as the basis for 2020 compensation decisions consisted of the following:

Peer Group Companies

Bloomin’Brands, Inc.

Boyd Gaming Corporation

Brookdale Senior Living Inc.

Choice Hotels International, Inc.

Darden Restaurants, Inc.

Hilton Grand Vacations, Inc.

Host Hotels & Resorts, Inc.

Hyatt Hotels Corporation

Norwegian Cruise Line Holdings, Ltd.

Park Hotels & Resorts, Inc.

Penn National Gaming Inc.

Toll Brothers, Inc.

Vail Resorts, Inc.

Wyndham Destinations, Inc.

Wyndham Hotels & Resorts, Inc.

Wynn Resorts, Limited

In addition, in part due to the fact that there are very few public company direct competitors, the Compensation Policy Committee determined that it was appropriate to consider the compensation practices of a general industry peer group as an additional reference point for its 2020 executive pay decisions. Accordingly, the Compensation Policy Committee considers the compensation practices of a general industry peer group consisting of forty companies in the consumer products industry that participated in Equilar’s Top 25 database (i.e., 20 consumer products companies with revenues greater and 20 consumer products companies with revenues less than the Company’s revenues).

The companies that met these objective criteria with revenues greater and less than the Company’s revenues consisted of the following:

Revenues Greater than the Company’s Revenues	Revenues Less than the Company’s Revenues

AMC Entertainment Holdings, Inc.

Big Lots, Inc.

Brunswick Corporation

Burlington Stores, Inc.

Campbell Soup Company

Ceasars Entertainment Corporation

Dean Foods Company

Foot Locker, Inc.

GameStop Corp.

Harley Davidson, Inc.

Hasbro, Inc.

Host Hotels & Resorts, Inc.

Hyatt Hotels Corporation

KB Home

Leggett & Platt, Incorporation

Mattel, Inc.

The Hershey Company

Williams-Sonoma, Inc.

YUM! Brands, Inc.

Aaron’s, Inc.

Abercrombie & Fitch Co.

American Eagle Outfitters, Inc.

Bloomin’Brands, Inc.

Callaway Golf Company

Carter’s, Inc.

Cedar Fair, L.P.

Choice Hotels International, Inc.

Church & Dwight Co., Inc.

Columbia Sportswear Company

Domino’s Pizza, Inc.

Hovnanian Enterprises, Inc.

Taylor Morrison Home Corporation

The Cheesecake Factory Incorporated

The Children’s Place, Inc.

The E. W. Scripps Company

The New York Times Company

Wolverine World Wide, Inc.

Wyndham Destinations, Inc.

Tally Sheets

On an annual basis, the Compensation Policy Committee reviews “tally sheets” prepared by management for each of the named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various circumstances, including following a change in control. The Compensation Policy Committee did not recommend specific changes to the executive compensation program for 2020 in response to a review of tally sheets in 2020, although it used the tally sheet information as one data point when considering executive compensation matters.

24	Executive and Director Compensation	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

Role of the Compensation Policy Committee

Our Compensation Policy Committee is responsible for reviewing and approving the Company’s executive compensation policies and plan designs, including compensation of our named executive officers. The Compensation Policy Committee considers various factors in determining compensation levels for named executive officers, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting the Company’s short- and long-term strategic objectives, and overall financial performance. Additionally, our Compensation Policy Committee Chair, Dianna F. Morgan, with input from our Chairman, William J. Shaw, makes recommendations to the Compensation Policy Committee with respect to the compensation of our CEO, Mr. Weisz.

To this end, our Compensation Policy Committee conducts an annual review of executive officer pay levels, reviews market data provided by the independent consultant, and approves changes to program designs, based on an assessment of competitive market practice and emerging trends. Additionally, the Compensation Policy Committee evaluates the risks associated with the Company’s executive compensation programs.

Our Compensation Policy Committee approved the total compensation packages for each of the named executive officers, including base salary, annual bonus targets, actual bonuses earned, and equity awards.

Role of the Compensation Consultant

In 2020, the Compensation Policy Committee engaged Exequity to provide executive compensation consulting services. Exequity’s services to the Compensation Policy Committee have included updates on best practices and market trends in executive and director compensation, recommendations regarding executive and director compensation, and an independent review of compensation proposals by the Company’s senior management. Exequity attended meetings at the Compensation Policy Committee’s request and was available to provide guidance as questions and issues arose. During 2020, Exequity did not perform any services for the Company other than in connection with providing advice and recommendations on executive and director compensation. The Compensation Policy Committee determined that Exequity is independent after consideration of the SEC independence factors.

Role of Management

At the request of the Compensation Policy Committee, the CEO presents individual pay recommendations for each of the named executive officers, other than himself. In forming his recommendations, he is advised by human resources management, including our Chief Human Resources Officer and our Senior Vice President, Global Rewards & HRIS, and the independent compensation consultant with regard to assessment of individual contributions, achievement of performance objectives and other qualitative factors. The Compensation Policy Committee considers these recommendations in approving the pay levels of each named executive officer. The CEO does not make recommendations concerning his own compensation.

The CEO and members of human resources management regularly attend Compensation Policy Committee meetings. Human resources management typically presents recommendations for changes to program designs and individual pay levels for executive officers, taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal or tax perspective.

ANALYSIS OF EACH COMPENSATION ELEMENT

Base Salary

In February 2020, the Compensation Policy Committee approved the following base salaries for the named executive officers:

Name	2020 Base Salary	2019 Base Salary	Percent Change
Mr. Weisz	$985,000	$955,000	3.14%
Mr. Geller	$631,000	$612,000	3.10%
Mr. Cunningham	$495,000	$480,000	3.13%
Ms. Marbert	$510,000	$495,000	3.03%
Mr. Miller[1]	$733,000	$711,000	3.09%

[1]

Effective October 3, 2020, Mr. Miller was promoted to the role of President, Vacation Ownership. Based on market analysis of the role, the Compensation Policy Committee approved the increase of his base pay to $770,000, an increase of 5.05%. Mr. Miller’s increased base salary was paid at 80%, consistent with the reduction in base salary of the Company’s other executive officers in response to the impact of the COVID-19 pandemic on the financial performance of the Company, until restored as described below.

In determining whether to make adjustments to base salaries, the Compensation Policy Committee considered market data, as well as internal factors, experience, time in position and internal pay equity, and subjective factors such as individual performance and future potential. No specific weightings were assigned to the factors considered. The Compensation Policy Committee expects to review base salaries for the named executive officers annually to determine whether base salary levels are commensurate with the officers’ responsibilities and the competitive market.

In March 2020, due to the impact of the COVID-19 pandemic on the financial performance of the Company, and in an effort to preserve cash, the Compensation Policy Committee reduced the base salary of each named executive officer by 50 percent beginning April 4, 2020. After determining that the Company’s financial performance was improving, the base salary of each named executive officer (other than Mr. Weisz) was restored to 80% of the base salary approved in February 2020 beginning on July 25, 2020, and the base salary of each named executive officer (including Mr. Weisz) was fully restored to the base salary approved in February 2020 beginning on November 28, 2020.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive and Director Compensation	25

Bonuses and Incentives

Annual Bonuses

For 2020, the named executive officers were eligible to participate in the Bonus Plan, which was intended to reward executives for achievement of pre-established financial, customer, and associate objectives tied to 2020 performance. The potential awards under the Bonus Plan are reported in the Grants of Plan-Based Awards for Fiscal Year 2020 table. As reported in the “non-equity incentive plan compensation” column in the Summary Compensation Table following this Compensation Discussion and Analysis, due to the financial impact of the COVID-19 pandemic on the financial performance of the Company as well as certain cash conservation measures taken by the Company as a result, including associate furloughs, reduced work weeks and reductions in pay, no named executive officer received a bonus under the Bonus Plan for 2020.

The Compensation Policy Committee approved the following target awards as a percentage of base salary for the named executive officers:

Name	2020 Target	2019 Target	Percent Change
Mr. Weisz	150%	150%	—%
Mr. Geller	100%	100%	—%
Mr. Cunningham	90%	90%	—%
Ms. Marbert	90%	100%	(10.0%)
Mr. Miller[1]	80%	80%	—%

[1]

Effective October 3, 2020, Mr. Miller was promoted to the role of President, Vacation Ownership. Based on market analysis of the role, the Compensation Policy Committee approved an increase of his target bonus potential from 80% to 90%.

In determining the target award percentage for each named executive officer, as well as in determining the differences in the target award percentages among the named executive officers, the Compensation Policy Committee considered market data and internal factors, including pay equity with other officers, differences in responsibilities, and future potential. Mr. Miller was previously eligible for a cash incentive award under a sales compensation arrangement. For 2020, to align Mr. Miller’s compensation more closely to other named executive officers, the sales incentive compensation arrangement was discontinued. Ms. Marbert’s target incentive opportunity was reduced by 10% to better align with market data regarding the position of divisional president. Threshold performance was required in order to pay 25 percent of such named executive officer’s target award and the maximum award for each named executive officer was 200 percent of such named executive officer’s target award.

There were two financial objectives tied to the Bonus Plan for 2020: Adjusted EBITDA and Total Revenue. These financial objectives were tied to 80% of an executive officer’s total bonus opportunity, and were weighted at 55% and 25%, respectively. These financial performance measures were selected because they are important indicators of the Company’s profitability and sustainability. Mr. Weisz and Mr. Geller developed the specific performance level percentages for these objectives, which were reviewed and approved by the Compensation Policy Committee.

For all named executive officers, Adjusted EBITDA was the most heavily weighted performance criteria because it is reflective of the financial viability and success of the Company in the performance year. “Adjusted EBITDA” means EBITDA (as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”)), excluding the impact of non-cash share based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets, gains and losses on foreign currency exchange related activity, litigation charges and activity not associated with the Company’s on-going core operations. Adjusted EBITDA includes the impact of interest expense associated with our debt from the securitization of vacation ownership notes receivable. Adjusted EBITDA is a financial measure that is not prescribed by GAAP. Please refer to Appendix A for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable GAAP financial measure, as well as our reasons for presenting this measure. The Adjusted EBITDA target was set at $846.0 million, a level we believed to be achievable but not certain to be met.

For 2020, the named executive officers were eligible to receive the portion of the bonus attributable to Adjusted EBITDA based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
Less than $787.0 million	0%
$787.0 million	25%
$846.0 million	100%
$905.0 million or more	200%

For purposes of the Bonus Plan, “Total Revenue” means total revenues for the 2020 fiscal year, excluding cost reimbursement revenues (as reported in our 2020 Form 10-K) for the 2020 fiscal year. The Total Revenue target was set at $3,274.0 million, a level we believed to be achievable but not certain to be met. For 2020, the named executive officers were eligible to receive the portion of the bonus attributable to Total Revenue based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
Less than $3,143.0 million	0%
$3,143.0 million	25%
$3,274.0 million	100%
$3,405.0 million or more	200%

26	Executive and Director Compensation	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

For each of the financial measures, achievement falling between two of the stated performance achievement levels resulted in the payment for that portion of the bonus being interpolated between the corresponding bonus levels, except that there is no interpolation between 0% and 25%. Accordingly, no payout will be made if achievement is below the threshold level of achievement of 25%.

For the fiscal year ended December 31, 2020, we did not achieve, for purposes of the Bonus Plan, either the Adjusted EBITDA or Total Revenue minimum threshold levels, which resulted in $0 earned with respect to those metrics.

In addition to the financial performance measures, the Bonus Plan for the named executive officers included performance measures based on customer satisfaction and associate engagement, each weighted at 10% of the total bonus opportunity. These performance measures are approved by the Compensation Policy Committee and subsequently evaluated subjectively and objectively and, like Adjusted EBITDA and Total Revenue targets, are intended to establish high standards, consistent with our quality goals, which we believed were achievable but not certain to be met. We believe that the following performance measures are important contributors to achieving success within our industry. Payouts under these performance measures can be zero or at threshold, target or maximum award levels or, in most cases, interpolated between award levels. However, there is no interpolation between zero and threshold.

•

Customer Satisfaction: Customer satisfaction was based on the results of customer and guest satisfaction surveys we developed. Different surveys are used for different aspects of our business, such as Guest Satisfaction, Sales and Marketing Satisfaction and Owner Services Satisfaction. These surveys address topics such as overall satisfaction, quality of service, and cleanliness of properties. Numerical ratings are assigned with the objective of assessing customers’ and guests’ overall satisfaction compared to the goal that is established at the beginning of each year.

•

Associate Engagement: Assessment of our associate engagement for the named executive officers, other than the Chief Executive Officer, was based on our engagement assessment for their areas of responsibility. The Chief Executive Officer was evaluated based on the engagement assessment for the entire company.

The Compensation Policy Committee exercised its discretion with respect to the annual bonus in 2020 due to the impact of COVID-19 on the Company. In an effort to conserve cash in light of the impact of COVID-19 on the financial performance of the Company, the Company implemented certain cash conservation measures that impacted 100% of its associates, including associate furloughs, workforce reductions, reduced work weeks and reduced pay. Consequently, the Compensation Policy Committee determined that it would not be appropriate to pay bonuses to the named executive officers based solely on achievement with respect to the non-financial measures described above.

Stock Awards

Stock Awards Granted in 2020

We expect that equity compensation awards will be granted to the named executive officers under the 2020 Equity Plan on an annual basis. With multi-year and, in some cases, performance-based vesting conditions, and the opportunity for long-term capital appreciation, the annual stock awards help us achieve our objectives of attracting and retaining key executive talent, linking named executive officer pay to long-term Company performance and aligning the interests of named executive officers with those of stockholders.

The Compensation Policy Committee approved the following annual equity awards for 2020 for our named executive officers:

Name	2020 Award Value	2019 Award Value	Percent Change
Mr. Weisz	$4,600,000	$4,200,000	9.52%
Mr. Geller	1,500,000	1,500,000	—%
Mr. Cunningham	900,000	900,000	—%
Ms. Marbert	950,000	900,000	5.56%
Mr. Miller	900,000	700,000	28.57%

The amount of each named executive officer’s award, as well as the differences in the award amounts among the named executive officers, were determined by considering market data (as described above) and internal factors, including pay equity with other officers, differences in responsibilities, job performance, and future potential. The Compensation Policy Committee’s consideration of the external market pay practices of various companies discussed above under “Market Data” resulted in the determination to increase the value of the awards for Mr. Weisz, Mr. Miller and Ms. Marbert. Total target direct compensation for Mr. Geller and Mr. Cunningham was slightly above median; Mr. Weisz, Ms. Marbert and Mr. Miller were below market median following the increases in equity awards for 2020. The awards are reflected in the Summary Compensation Table for 2020 and the Grants of Plan-Based Awards for Fiscal Year 2020. The value of the awards was allocated among Performance Units, SARs and RSUs as follows:

Type of Award	Percentage of 2020 Award	Percentage of 2019 Award	Percentage Point Change
Performance Units	50%	45%	11.11%
SARs	30%	30%	—%
RSUs	20%	25%	(20.00%)

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive and Director Compensation	27

The allocations were set so as to advance the executives’ alignment with stockholders by increasing their equity ownership, while tying a majority of the awards to future stock price performance and achievement of financial performance goals. The RSUs are time-based stock awards that focus on retention of the executives and SARs are granted to further align the executives’ and stockholders’ interests by requiring an increase in stock price in order for the executives to recognize value from the awards.

The Performance Units granted in 2020 represent the right to receive shares of our common stock at the end of the performance period beginning January 1, 2020 and ending December 31, 2022, in an amount determined based on the Company’s cumulative achievement over the performance period with respect to two performance objectives: Adjusted EBITDA and Adjusted ROIC, each weighted equally. “Adjusted ROIC” means net income (as reported in the Company’s Annual Reports on Form 10-K) over the performance period, excluding the impact of non-consumer financing interest expense, provision for income taxes, non-cash share based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets, litigation charges, and activity not associated with the Company’s ongoing core operations as a percentage of Net Total Invested Capital. “Net Total Invested Capital” means the average of the beginning of the performance period and the end of the performance period total assets less current liabilities (excluding non-securitized debt) and securitized debt; provided that any cash in excess of $150 million will be disregarded for purposes of determining total assets.

The Adjusted EBITDA and Adjusted ROIC targets were set at levels we believed to be achievable but not certain to be met.

We used Adjusted EBITDA as a performance objective for both the Bonus Plan and the Performance Units because the Compensation Policy Committee believes that utilizing the same metric for both the short- and long-term compensation programs ensures that short-term management decisions are not influenced by short-term gain at the expense of long-term performance. By using the same metric, the Compensation Policy Committee is promoting sustained performance of the Company in this area over both the shorter- and longer-term.

The number of Performance Units actually earned will be determined following the end of the performance period and will be equal to 50 percent of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the Adjusted EBITDA performance objective plus 50 percent of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the Adjusted ROIC performance objective. The number of shares that will be received can range from zero to two times the number of Performance Units granted and will be based on the following achievement levels, which were approved by the Compensation Policy Committee in February 2020:

Adjusted EBITDA Achievement Target	Adjusted ROIC Achievement Target	Payout as a Percent of Target
$2,233 million or less	11.0% or less	0%
$2,372 million	11.7%	50%
$2,791 million	13.8%	100%
$3,210 million or more	15.9% or more	200%

If performance falls between levels, the vesting percentage will be determined by the Compensation Policy Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to the Adjusted EBITDA performance objective for achievement of $2,233 million or less and no payout will be made with respect to the Adjusted ROIC performance objective for achievement of 11.0% or less.

Performance Units will not vest if the named executive officer does not continue to be an active employee of the Company during the entire period from the grant date through the performance period (unless the named executive officer retires as an approved retiree or dies or is disabled during such period) or engages in competition or acts that are or potentially are injurious to our Company’s operations, financial condition or business reputation during that period; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason. If a named executive officer retires as an approved retiree during the performance period, a pro rata portion of the Performance Units will continue to vest on the same terms. If a named executive officer dies or is disabled during the performance period, a portion of the Performance Units will vest assuming achievement at the target level of performance.

Performance Units Vested in 2020

Following the end of 2020, each of the named executive officers received shares upon the vesting of the Performance Units granted in 2018. These performance shares represented the right to receive shares of our common stock at the end of the performance period beginning January 1, 2018 and ending December 31, 2020, in an amount determined based on the Company’s cumulative achievement over the performance period with respect to two performance objectives: Adjusted EBITDA and Adjusted ROIC, each weighted equally. The targets were set at levels we believed to be achievable but not certain to be met.

In December 2020, due to circumstances caused by the COVID-19 pandemic, which had an impact on the financial performance of the Company, the Compensation Policy Committee exercised its discretion and approved modifications to the performance period that began on January 1, 2018 and ended on December 31, 2020 so that rather than evaluating Company performance based on one three-year performance period, performance was evaluated based on three separate annual performance periods, one for each of the 2018, 2019 and 2020 fiscal years of the Company. The Compensation Policy Committee determined that such modification was necessary to recognize management’s response to the pandemic, including efforts to conserve cash and recover stockholder value, and to retain executive officers, who were particularly vulnerable to recruitment efforts from companies not in the hospitality business. The Compensation Policy Committee reviewed 2018 and 2019 performance in comparison to 2020. The modification was also intended to recognize the achievement of the acquisition and integration of ILG in 2018 and 2019. The cumulative Adjusted EBITDA and Adjusted ROIC goals originally established for the three-year performance period resulted in achievement of 64.36% of the target Performance Units. The equal weighting of the three separate annual performance periods, with 2020 achievement at zero percent, yielded an achievement of 98.91% of the target.

28	Executive and Director Compensation	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

For the 2018 fiscal year performance period, we utilized legacy-MVW financial metrics (excluding the impact of the ILG acquisition) to assess performance. We assessed performance for each of the 2019 and 2020 fiscal performance years based upon the financial metrics of the combined organization, accounting for the ILG acquisition.

Achievement based upon the three performance periods is as follows:

	2018		2019		2020		2018-2020
Criteria	Actual Performance	RSUs earned (as a percent of Target)	Actual Performance	RSUs earned (as a percent of Target)	Actual Performance	RSUs earned (as a percent of Target)	Performance Period Average
Adjusted EBITDA	$357,000,000	186.2%	$766,000,000	94.8%	$235,000,000	—%	93.64%
Adjusted ROIC	29.8%	200.0%	10.7%	112.5%	2.0%	—%	104.17%

The actual award achievement, based on the straight average of the three one-year performance periods, is as follows:

Criteria	Unadjusted Total RSUs earned (as a percent of Target)[1]	Adjusted Total RSUs earned (as a percent of Target)[1]
Adjusted EBITDA	62.05%	93.64%
Adjusted ROIC	66.67%	104.17%
Total Award Achievement	64.36%	98.91%

[1]

The total number of RSUs earned is equal to: (Target Number of RSUs) multiplied by 50% multiplied by (percent of Target earned with respect to the Adjusted EBITDA criteria) plus (Target Number of RSUs) multiplied by 50% multiplied by (percent of Target earned with respect to the Adjusted ROIC objective).

As a result of such performance, the named executive officers received the following numbers of shares: Mr. Weisz, 11,555 shares; Mr. Geller, 4,333 shares; Mr. Cunningham, 2,648 shares; and Mr. Miller, 2,086 shares. Ms. Marbert was not an executive officer of MVW at the time of the 2018 grant.

2021 Compensation Actions in Response to COVID-19 Pandemic

The COVID-19 pandemic is continuing to adversely affect our financial performance in 2021. In response to these ongoing economic challenges, we have enacted several measures to continue to mitigate the impact of the pandemic on the Company’s financial performance. We expect these actions to better position the Company for longer-term recovery and growth while continuing to preserve our cash and liquidity.

Our annual bonus plan for our executive officers and bonus-eligible associates will be divided into two semi-annual plans in 2021. For the performance period January through June, 2021, a single performance metric of Adjusted EBITDA will be used to determine bonus payout awards. The target has been set aggressively given the volatility of economic conditions. To mitigate against such uncertainty, the payout range around the target has been widened. Threshold was established at the minimum at which a bonus would be paid, or 25% of target potential. We believe the threshold is meaningful but achievable. The target and maximum achievement levels represent challenging and aspirational results, respectively. Our Compensation Policy Committee expects to establish the performance metric(s) for the performance period from July through December 2021 later this year.

The economic volatility we face in 2021 and beyond required analysis and consideration to adjust the mix of equity awards to exclude performance-based three-year restricted stock units for the 2021 fiscal year only. The Company intends to return to its traditional equity mix effective with the 2022 fiscal year. Equity awards granted in March 2021 to the executive officers represent an even split between time-based RSUs and SARs. Our decision was predicated on the inability to accurately predict one and three years of performance metrics, which could result in consideration for discretion in the future. To mitigate the risk of underestimating the metric (which may result in a windfall to our executive officers), the Company believes that the increase of RSUs and SARs, although time-based, continue to align with stockholder interests.

Other Compensation

Perquisites

In 2020, we offered minimal perquisites consisting of only a limited number of compensatory room nights, a minimal executive physical benefit and a status upgrade in the Marriott Bonvoy program. The value of these benefits was included in the executives’ wages for tax purposes, and we did not provide tax gross-ups to the executives with respect to these benefits. With the acquisition of ILG, the Company assumed remaining flight hours on a shared corporate jet. Executives were permitted to utilize the hours for corporate purposes.

Other Benefits

Named executive officers can participate in the same plans and programs offered to all our eligible employees. Some of these benefits were paid for by the executives, such as elective deferrals under the Marriott Vacations Worldwide 401(k) Retirement Savings Plan (the “401(k) Plan”) or the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “MVW Deferred Compensation Plan”), vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits were paid for or subsidized by us, such as any company match under the 401(k) Plan, any employer credits under the MVW Deferred Compensation Plan, certain group medical and dental benefits, business travel accident insurance and tuition reimbursement.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive and Director Compensation	29

Long-Term Disability Plan

Our named executive officers and approximately 400 other associates are eligible to participate in the Marriott Vacations Worldwide Corporation Executive Long-Term Disability Plan (the “LTD Plan”). The purpose of the LTD Plan is to improve the ability of the Company to attract and retain executive and senior level associates by providing such associates with enhanced long-term disability insurance. The LTD Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended.

The LTD Plan consists of two parts: (1) a group long-term disability policy (the “Group Policy”) that pays, after a 180-day elimination period, 60 percent of eligible compensation, which initially consists of base pay, bonus and incentive compensation (“Eligible Compensation”), capped at $10,000 per month, to a specific age, which initially is age 65 (the “Limiting Age”), the entire cost of which is paid by the Company; and (2) an individual disability insurance policy (the “Individual Policy”) that pays 75 percent of Eligible Compensation up to $10,000 per month, to the Limiting Age. We pay 100% of the premium cost required for the Individual Policy for our named executive officers and pay for the first $1,000 of coverage under the Individual Policy for other participants. The right to receive any payment under the Group Policy will cease upon termination of employment. The Individual Policy is portable; the participant may continue coverage by paying the full premiums after termination of employment. The total maximum benefit amount for the combination of the two parts of the LTD Plan is $20,000 per month or $240,000 per year.

Life Insurance

We pay for life insurance with a payout to designated beneficiaries on death for Mr. Weisz in the amount of two times his base salary (up to a maximum of $1.5 million), and for each other named executive officer in the amount of such officer’s base salary (up to a maximum of $750,000).

401(k) Plan

Our named executive officers are eligible to participate in our 401(k) Plan on substantially the same basis as our other associates. Participants in the 401(k) Plan may contribute a portion of their compensation to the plan each year. Our highly compensated employees, including the named executive officers, may be subject to limits on the amounts of their contributions to the plan that are not applicable to non-highly compensated employees to the extent required by applicable tax law. We determine on an annual basis whether to make matching employer contributions, which will not exceed six percent of the participant’s eligible compensation, or such other limits that are imposed by applicable tax law. Any employer contributions that we made to the 401(k) Plan accounts of the named executive officers for 2020 are shown in the “All Other Compensation” column of the Summary Compensation Table below.

Deferred Compensation

Our named executive officers and approximately 1,000 other associates are eligible to participate in the MVW Deferred Compensation Plan. In addition, our named executive officers have balances under the Marriott International, Inc. Executive Deferred Compensation Plan (“Marriott Deferred Compensation Plan”), in which many of them were able to participate prior to the Spin-Off from Marriott International in 2011.

We provide the MVW Deferred Compensation Plan because the Compensation Policy Committee wishes to permit certain of our employees to defer the obligation to pay taxes on compensation and bonuses that they are entitled to receive. The MVW Deferred Compensation Plan permits them to do this, while also receiving interest on deferred amounts. We believe that providing this benefit is important as a retention and recruitment tool as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Under the terms of the MVW Deferred Compensation Plan, each participant may elect to defer receipt of up to 80 percent of his or her base salary, bonuses, non-equity incentive plan compensation and/or commissions until such future date as he or she elects in accordance with the terms of the MVW Deferred Compensation Plan. The Company may credit participants’ accounts with additional amounts, referred to as employer credits, in an amount equal to any matching contributions that the participant did not receive for a year under the 401(k) Plan, or any successor plan thereto, due to the participant’s election to defer amounts under the MVW Deferred Compensation Plan. In addition, the Company may, in its sole discretion, credit participants’ accounts with additional employer credits which will vest at a rate of 25 percent per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account, provided that the participant remains in continued service with the Company. On a participant’s separation from service, unvested discretionary employer credits are generally forfeited. Upon a change in control of the Company, a participant’s death, or a participant’s retirement after reaching age 55 and completing ten continuous years of service, all employer credits will immediately vest in full.

A participant in the MVW Deferred Compensation Plan may elect to receive his or her deferred amounts and vested employer credits in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, a participant may elect to receive his or her deferred amounts and vested employer credits in a lump sum in January of a specified year, so long as employer credits are deferred for at least four years and all other amounts are deferred for at least three years. The obligations under the MVW Deferred Compensation Plan are not funded by the Company, and therefore participants have an unsecured contractual commitment from us to pay the amounts due under the MVW Deferred Compensation Plan. When payments are due under the MVW Deferred Compensation Plan, the cash will be distributed from our general assets.

For 2020, participants were able to select a fixed rate of return of 3.5 percent or a rate of return based on various market-based investment alternatives, such as mutual funds with various investment profiles, and were also able select such a rate for their existing account balances. Participants were not limited to minimum elections in the fixed rate of return. To support our ability to meet our obligations under the MVW Deferred Compensation Plan, we acquired insurance on the lives of certain participants in the MVW Deferred Compensation Plan, the proceeds of which are payable to a trust with the Company as grantor. For 2020, participants may select a rate of return based on market-based investment alternatives for up to 100 percent of their contributions and existing balances.

30	Executive and Director Compensation	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

Earnings under the MVW Deferred Compensation Plan or the Marriott Deferred Compensation Plan that were credited at a fixed rate of interest in excess of 120 percent of the applicable federal long-term rate are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Employee Stock Purchase Plan

The Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan (the “ESPP”) is intended to provide the Company’s eligible employees, including our named executive officers, with an opportunity to participate in the Company’s success by permitting them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a five percent discount from the market price.

Change in Control Arrangements

Our named executive officers are participants in the Marriott Vacations Worldwide Corporation Change in Control Severance Plan (the “Change in Control Plan”). Adoption of the Change in Control Plan was intended to maximize stockholder value by retaining key executives through the closing of a Change in Control (as defined below), and to motivate executives to drive business success independent of the possible occurrence of a Change in Control. All of our executive officers are eligible to participate in the Change in Control Plan. Under the Change in Control Plan, the receipt of benefits is subject to a “double trigger,” under which benefits, including the acceleration of vesting and/or settlement of equity and cash awards, are available only if the participant’s employment is terminated in connection with the Change in Control unless the awards are not assumed in connection with the Change in Control, in which case a single trigger applies. A “change in control” occurs if there is a consummation of certain acquisition, merger, sale, liquidation or similar events or there is a change in a majority of Board members as described in the Change in Control Plan (a “Change in Control”).

Under the terms of the Change in Control Plan, and subject to the conditions thereof, an executive officer who participates in the Change in Control Plan will receive severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability (as those terms are defined in the Change in Control Plan), or death, or is terminated by the executive officer for Good Reason (as defined in the Change in Control Plan), in each case, within two years following a Change in Control of the Company (a “Termination”). Provided that the executive officer executes a waiver and release of claims in favor of the Company, he or she will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus (as those terms are defined in the Change in Control Plan); (2) twenty-four months (or thirty-six months, in the case of the Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage; (3) any unpaid bonus as of the Termination date for any previously-completed fiscal year; and (4) a pro-rata bonus for the fiscal year in which the executive officer’s employment is terminated.

In addition to receipt of the severance benefits described above, upon Termination, an executive officer’s stock options and other equity-related compensation will be treated as follows: (1) all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs will become fully vested as of the Termination date; (2) all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs will become fully vested and exercisable until the earlier of the end of (a) their original term or (b) 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (3) all of the executive officer’s other cash performance-based awards or other share-based awards subject to performance-based vesting criteria will be deemed to be fully vested as of the Termination date, and will be paid immediately thereafter based on a presumed achievement of target levels of performance. However, in the event that no substitute awards, shares or other equity interests are available as of the Change in Control, the participant will become fully vested in his or her awards as of the Change in Control date, and all awards will be immediately distributed or paid, or, in the case of options and SARs, will become fully exercisable. In the discretion of the Compensation Policy Committee, distributions may be made in the form of a cash payment equal in amount to the value of the shares distributed or, in the case of options or SARs, the intrinsic value of such awards.

Any payment otherwise due under the Change in Control Plan will be reduced if necessary so that the payment will not constitute a “parachute payment” under Section 280G of the Internal Revenue Code. The Change in Control Plan does not provide for a gross-up of excise taxes on such “parachute payments.”

Clawbacks

Under our clawback policy, which is in addition to the clawback provision that applies to equity awards issued under the Equity Plans in the event of certain restatements of our consolidated financial statements, the Board may recoup compensation received by a named executive officer who engaged in certain misconduct that contributed to the need for the restatement. Compensation that is based on our achievement of specified financial results, including performance-based equity awards, may be recouped to the extent such compensation would have been lower had it been determined or calculated based on the financial results as restated. In addition, the Board may recoup any compensation received by a named executive officer who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the restatement or conduct and after the date of adoption of the policy is subject to potential recoupment under the policy.

Under the Equity Plans we have the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of our common stock under RSUs or other stock awards if the executive engaged in criminal or tortious conduct that was injurious to us or engaged in competition with us.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive and Director Compensation	31

Stock Ownership Guidelines

Under the stock ownership guidelines adopted by the Compensation Policy Committee, named executive officers are to achieve the following levels of ownership of our common stock (as a multiple of base salary rate as of the last day of the fiscal year for which compliance is being evaluated):

Officer	Level of Ownership
Chief Executive Officer	Five times base salary
President and Chief Financial Officer	Three times base salary
Other named executive officers	Two times base salary

For purposes of determining compliance with the guidelines, the following are considered shares owned by the named executive officer: shares owned by the named executive officer and his or her spouse; shares held by a trust any beneficiaries of which are the named executive officer or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; and share equivalents deferred in accordance with our plans. Options, SARs and performance-based awards are not considered owned by the named executive officer.

The Compensation Policy Committee receives an annual report of the ownership achieved by each named executive officer as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. The Compensation Policy Committee will determine the action to be taken for failure to comply, which action may include (but is not limited to), requiring all or a portion of a named executive officer’s annual bonus to be paid in shares, or requiring retention of shares received upon exercise of stock options or SARs or of shares earned upon the vesting of performance-based equity awards. All but one of our executive officers were in compliance with these guidelines as of the end of 2020. The executive officer who was not in compliance with the guidelines was newly appointed on November 30, 2020, and has five calendar years, or by year-end 2025, to achieve target ownership.

Pledging and Derivative Transactions

Our associates and officers are prohibited from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan. We also have a policy that prohibits all associates and officers from shorting the sale of our stock or securities, or from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights.

Risk Considerations

The Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for our employees and the design of compensation programs might create incentives for excessive risk-taking by our employees. The Compensation Policy Committee concluded that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Prior Stockholder Advisory Vote to Approve Executive Compensation

At our 2020 Annual Meeting of Stockholders, our stockholders voted with respect to an advisory resolution on our executive compensation, and 98.12 percent of the shares voted at the meeting (exclusive of broker non-votes) were voted in favor of the approval of the compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting. The Compensation Policy Committee considered this support, as well as the other factors discussed in this Compensation Discussion and Analysis, in retaining the fundamental characteristics of our executive compensation program for 2020, and did not make any specific changes to the program as a result of the stockholder vote.

Employment Agreements

We, as a practice, do not have employment agreements with any of our named executive officers. However, with the acquisition of ILG in 2018, we assumed an employment agreement for Jeanette E. Marbert, President, Exchange and Third-Party Management.

REPORT OF THE COMPENSATION POLICY COMMITTEE

The Compensation Policy Committee, which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Compensation Policy Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The Compensation Policy Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Compensation Policy Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Compensation Policy Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Policy Committee:

Dianna F. Morgan, Chair
Lizanne Galbreath
Raymond L. Gellein, Jr.
Thomas J. Hutchison III
Stephen R. Quazzo

32	Executive and Director Compensation	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows the compensation we paid in fiscal years 2020, 2019 and 2018 to our Chief Executive Officer, our President and Chief Financial Officer and our other three most highly compensated executive officers.

Fiscal Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option/SAR Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value And Nonqualified Deferred Compensation Earnings[5]	All Other Compensation[6]	Total
Stephen P. Weisz Chief Executive Officer
2020	$699,712	$—	$3,220,017	$1,379,988	$—	$79,763	$31,607	$5,411,087
2019	955,000	—	5,190,073	1,260,008	1,193,042	17,843	41,310	8,657,276
2018	925,000	500,000	3,270,024	1,079,997	1,798,139	8,303	47,301	7,628,764
John E. Geller, Jr. President and Chief Financial Officer
2020	477,014	—	1,049,956	449,991	—	11,560	20,713	2,009,234
2019	612,000	—	1,749,920	449,991	485,163	2,642	25,807	3,325,523
2018	594,000	300,000	1,245,033	404,988	810,190	1,064	28,548	3,383,823
R. Lee Cunningham Executive Vice President and Chief Operating Officer—Vacation Ownership
2020	374,481	—	629,973	269,989	—	23,587	18,236	1,316,266
2019	480,000	—	1,230,041	270,006	372,708	5,557	21,414	2,379,726
2018	466,000	100,000	777,542	247,512	558,622	2,955	21,601	2,174,232
Jeanette E. Marbert President, Exchange and Third-Party Management
2020	366,608	—	629,973	269,989	—	—	17,685	1,284,255
Brian E. Miller President, Vacation Ownership
2020	561,943	—	779,997	269,989	—	39,515	22,122	1,673,566
2019	711,000	—	1,090,021	210,001	468,031	8,600	26,388	2,514,041
2018	690,000	50,000	654,980	195,021	757,734	3,288	26,054	2,377,077

[1]	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under employee benefit plans.

[2]	This column reports the cash portion of the acquisition-related awards granted in September 2018.

[3]

The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although we recognize the expense of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in Footnote 19, “Share-Based Compensation,” of the Notes to our Consolidated Financial Statements included in the 2020 Form 10-K. For additional information on these awards, see the Grants of Plan-Based Awards for Fiscal Year 2020 table below. The value reported for the Performance Units is the grant date value assuming performance at the target level, which was the probable outcome of the performance conditions as of the grant date. The values of the Performance Units granted in 2020 at the grant date assuming that the maximum level of performance conditions is achieved are: Mr. Weisz, $4,599,982; Mr. Geller, $1,499,966; Mr. Cunningham, $900,016; Ms. Marbert, $900,016; and Mr. Miller, $900,016.

[4]

This column reports all amounts earned under the bonus plan and sales incentive plan in effect for such fiscal year, whether paid or deferred under other employee benefit plans. Amounts earned under a bonus plan during a fiscal year were paid in the first quarter of the following fiscal year.

[5]

The values reported equal the excess of the return on amounts credited to accounts in the MVW Deferred Compensation Plan and the Marriott Deferred Compensation Plan at a fixed rate of return over 120 percent of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2020.”

[6]

All Other Compensation for 2020 consists of company contributions to the 401(k) Plan ($9,619 for each named executive officer); company contributions to the MVW Deferred Compensation Plan ($21,293 for Mr. Weisz; $10,824 for Mr. Geller; $8,406 for Mr. Cunningham; $7,929 for Ms. Marbert; and $12,187 for Mr. Miller); and premiums for an insurance policy on the life of each named executive officer ($694 for Mr. Weisz; $270 for Mr. Geller; $212 for Mr. Cunningham; $137 for Ms. Marbert; and $316 for Mr. Miller).

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive Compensation Tables and Discussion	33

Grants of Plan-Based Awards for Fiscal Year 2020

The following table shows the plan-based awards granted to the named executive officers in 2020.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Options/ SAR Awards: Number of Securities Under- lying Options/ SARs	Exercise or Base Price[4]	Grant Date Fair Value of Stock and Option/ SAR Awards[5]
Award Type[1]	Grant Date[2]	Approval Date[2]	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
S. Weisz
Bonus	—	—	$369,375	$1,477,500	$2,955,000	—	—	—	—	—	$—	$—
Performance	3/2/2020	2/13/2020	—	—	—	—	25,325	50,650	—	—	—	2,299,991
SARs	3/2/2020	2/13/2020	—	—	—	—	—	—	—	46,574	96.82	1,379,988
RSUs	3/2/2020	2/13/2020	—	—	—	—	—	—	10,020	—	—	920,026
J. Geller
Bonus	—	—	157,625	630,500	1,261,000	—	—	—	—	—	—	—
Performance	3/2/2020	2/13/2020	—	—	—	—	8,258	16,516	—	—	—	749,983
SARs	3/2/2020	2/13/2020	—	—	—	—	—	—	—	15,187	96.82	449,991
RSUs	3/2/2020	2/13/2020	—	—	—	—	—	—	3,267	—	—	299,973
R. Cunningham
Bonus	—	—	111,375	445,500	891,000	—	—	—	—	—	—	—
Performance	3/2/2020	2/13/2020	—	—	—	—	4,955	9,910	—	—	—	450,008
SARs	3/2/2020	2/13/2020	—	—	—	—	—	—	—	9,112	96.82	269,989
RSUs	3/2/2020	2/13/2020	—	—	—	—	—	—	1,960	—	—	179,965
J. Marbert
Bonus	—	—	114,750	459,000	918,000	—	—	—	—	—	—	—
Performance	3/2/2020	2/13/2020	—	—	—	—	4,955	9,910	—	—	—	450,008
SARs	3/2/2020	2/13/2020	—	—	—	—	—	—	—	9,112	96.82	269,989
RSUs	3/2/2020	2/13/2020	—	—	—	—	—	—	1,960	—	—	179,965
B. Miller
Bonus	—	—	173,250	693,000	1,386,000	—	—	—	—	—	—	—
Performance	3/2/2020	2/13/2020	—	—	—	—	4,955	9,910	—	—	—	450,008
SARs	3/2/2020	2/13/2020	—	—	—	—	—	—	—	9,112	96.82	269,989
RSUs	3/2/2020	2/13/2020	—	—	—	—	—	—	1,960	—	—	179,965
RSUs	11/9/2020	9/10/2020	—	—	—	—	—	—	1,117	—	—	150,024

[1]

“Bonus” refers to our Bonus Plan in which our named executive officers participated. “Performance,” “SARs,” and “RSUs” refers to Performance Units, SARs, and RSUs, respectively, granted under the Prior Equity Plan with respect to equity awards granted in March 2020. Effective October 3, 2020, Mr. Miller was promoted to the role of President, Vacation Ownership, and RSUs were granted under the 2020 Equity Plan in November 2020 in connection with his promotion.

[2]

“Grant Date” applies to equity awards reported in the “Estimated Possible Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option/SAR Awards” columns. The Compensation Policy Committee approved grants of Performance Units, SARs, annual RSUs and Acquisition Award Performance Units for the named executive officers on February 13, 2020, and the grant date of these awards was March 2, 2020.

[3]	These columns are intended to include potential payouts corresponding to the achievement of the threshold, target and maximum performance objectives under the Bonus Plan.

[4]	The awards were granted with an exercise or base price equal to the average of the high and low stock price on the NYSE on the date of grant.

[5]

The value reported for Equity Incentive Plan Awards, Stock Awards and Option/SAR Awards is the aggregate grant date fair value of the awards granted in 2020 as determined in accordance with accounting standards for share-based payments, although the expense of the awards is recognized for financial reporting purposes over the service period of the awards based on, with respect to the Performance Units, the probable outcome of the performance conditions. The value reported for the Performance Units is the grant date value assuming performance at the target level, which was the probable outcome of the performance conditions as of the grant date. The values of the Performance Units granted in 2020 at the grant date assuming that the target level of performance conditions is achieved are: Mr. Weisz, $2,299,991; Mr. Geller, $749,983; Mr. Cunningham, $450,008; Ms. Marbert, $450,008; and Mr. Miller, $450,008. The assumptions for making the valuation determinations are set forth in Footnote 19, “Share-Based Compensation,” of the Notes to our annual Consolidated Financial Statements included in the 2020 Form 10-K.

The Grants of Plan-Based Awards table reports the potential dollar value of cash incentive awards under the Bonus Plan at their threshold, target and maximum achievement levels, the number and grant date fair value of Performance Units granted under the Prior Equity Plan at their threshold, target and maximum achievement levels, and the number and grant date fair value of SARs and RSUs granted under the Prior Equity Plan, in each case granted to each named executive officer during the 2020 fiscal year. For cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the Bonus Plan for 2020, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2020.

34	Executive Compensation Tables and Discussion	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

Annual RSU and SAR grants under the Equity Plans typically vest in four equal annual increments beginning approximately a year after the grant date, contingent on continued employment. Even when vested, an executive could lose the right to exercise or receive a distribution of any outstanding stock awards if the executive’s employment terminated due to serious misconduct as defined in the Equity Plans, or if it is determined that the executive has engaged in competition or has engaged in criminal conduct or other behavior that was actually or potentially harmful. These awards do not accrue or pay cash dividends and do not bear voting rights until they vest (in the case of RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.

Performance Units represent the right to receive shares of our common stock at the end of a performance period, which with respect to the Performance Units granted in 2020 began January 1, 2020 and will end on December 31, 2022, contingent on continued employment through such date. The number of shares that will be received following the end of the performance period will be based on the Company’s cumulative achievement over the period with respect to specified performance objectives and can range from zero to two times the number of Performance Units granted. Performance Units will be forfeited if the named executive officer engages in competition or acts that are or potentially are injurious to the Company’s operations, financial condition or business reputation during the performance period; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason.

For information regarding treatment of the equity awards upon a termination of employment, see “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows information about outstanding Performance Units, SARs and RSUs with respect to our common stock as of December 31, 2020, our fiscal year-end. The market values are based on the closing price of our common stock on the NYSE on December 31, 2020, the last trading day of our fiscal year, which was $137.22.

			Option Awards				Stock Awards
Grant Date	Award Type[1]		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable[2]		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3]	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
S. Weisz
3/4/2019	Performance	[4]	—	—	—	—	—	—	9,913	[4]	1,360,193	[5]
3/4/2019	T-Performance	[6]	—	—	—	—	—	—	59,003	[6]	8,096,323	[7]
3/2/2020	Performance	[8]	—	—	—	—	—	—	12,663	[8]	1,737,548	[9]
3/3/2014	VAC SARs		22,519	—	52.09	3/3/2024	—	—	—		—
3/2/2015	VAC SARs		27,227	—	77.42	3/2/2025	—	—	—		—
2/29/2016	VAC SARs		55,831	—	61.71	2/28/2026	—	—	—		—
2/27/2017	VAC SARs		26,873	8,958	97.53	2/27/2027	—	—	—		—
3/1/2018	VAC SARs		12,067	12,067	143.38	3/1/2028	—	—	—		—
3/4/2019	VAC SARs		10,903	32,711	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		—	46,574	96.82	3/2/2030	—	—	—		—
2/27/2017	VAC RSUs		—	—	—	—	2,192	300,786	—		—
3/1/2018	VAC RSUs		—	—	—	—	3,227	442,809	—		—
12/10/2018	VAC RSUs		—	—	—	—	11,031	1,513,674	—		—
3/4/2019	VAC RSUs		—	—	—	—	8,187	1,123,420	—		—
3/2/2020	VAC RSUs		—	—	—	—	10,020	1,374,944	—		—
J. Geller
3/4/2019	Performance	[4]	—	—	—	—	—	—	3,540	[4]	485,759	[5]
3/4/2019	T-Performance	[6]	—	—	—	—	—	—	18,355	[6]	2,518,673	[7]
3/2/2020	Performance	[8]	—	—	—	—	—	—	4,129	[8]	566,581	[9]
2/25/2013	VAC SARs		9,686	—	39.93	2/25/2023	—	—	—		—
3/3/2014	VAC SARs		9,651	—	52.09	3/3/2024	—	—	—		—
3/2/2015	VAC SARs		9,076	—	77.42	3/2/2025	—	—	—		—
2/29/2016	VAC SARs		20,471	—	61.71	2/28/2026	—	—	—		—
2/27/2017	VAC SARs		8,958	2,986	97.53	2/27/2027	—	—	—		—
3/1/2018	VAC SARs		4,525	4,525	143.38	3/1/2028	—	—	—		—
3/4/2019	VAC SARs		3,894	11,682	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		—	15,187	96.82	3/2/2030	—	—	—		—
2/27/2017	VAC RSUs		—	—	—	—	731	100,308	—		—
3/1/2018	VAC RSUs		—	—	—	—	1,210	166,036	—		—
12/10/2018	VAC RSUs		—	—	—	—	4,412	605,415	—		—
3/4/2019	VAC RSUs		—	—	—	—	2,924	401,231	—		—
3/2/2020	VAC RSUs		—	—	—	—	3,267	448,298	—		—

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive Compensation Tables and Discussion	35

			Option Awards				Stock Awards
Grant Date	Award Type[1]		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable[2]		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3]	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Cunningham
3/4/2019	Performance	[4]	—	—	—	—	—	—	2,124	[4]	291,455	[5]
3/4/2019	T-Performance	[6]	—	—	—	—	—	—	15,735	[6]	2,159,157	[7]
3/2/2020	Performance	[8]	—	—	—	—	—	—	2,478	[8]	339,963	[9]
3/2/2015	VAC SARs		6,050	—	77.42	3/2/2025	—	—	—		—
2/27/2017	VAC SARs		5,904	1,968	97.53	2/27/2027	—	—	—		—
3/1/2018	VAC SARs		2,765	2,766	143.38	3/1/2028	—	—	—		—
3/4/2019	VAC SARs		2,336	7,010	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		—	9,112	96.82	3/2/2030	—	—	—		—
2/27/2017	VAC RSUs		—	—	—	—	482	66,140	—		—
3/1/2018	VAC RSUs		—	—	—	—	740	101,543	—		—
12/10/2018	VAC RSUs		—	—	—	—	2,942	403,701	—		—
3/4/2019	VAC RSUs		—	—	—	—	1,755	240,821	—		—
3/2/2020	VAC RSUs		—	—	—	—	1,960	268,951	—		—
J. Marbert
3/4/2019	Performance	[4]	—	—	—	—	—	—	1,993	[4]	273,479	[5]
3/4/2019	T-Performance	[6]	—	—	—	—	—	—	3,933	[6]	539,618	[7]
3/2/2020	Performance	[8]	—	—	—	—	—	—	2,478	8)	339,963	[9]
3/4/2019	VAC SARs		2,206	6,621	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		—	9,112	96.82	3/2/2030	—	—	—		—
2/20/2018	VAC RSUs		—	—	—	—	3,216	441,300	—		—
3/4/2019	VAC RSUs		—	—	—	—	1,646	225,864	—		—
3/2/2020	VAC RSUs		—	—	—	—	1,960	268,951	—		—
B. Miller
3/4/2019	Performance	[4]	—	—	—	—	—	—	1,652	[4]	226,687	[5]
3/4/2019	T-Performance	[6]	—	—	—	—	—	—	15,735	[6]	2,159,157	[7]
3/2/2020	Performance	[8]	—	—	—	—	—	—	2,478	[8]	339,963	[9]
3/2/2015	VAC SARs		4,034	—	77.42	3/2/2025	—	—	—		—
2/29/2016	VAC SARs		2,792	—	61.71	2/28/2026	—	—	—		—
2/27/2017	VAC SARs		4,886	1,629	97.53	2/27/2027	—	—	—		—
3/1/2018	VAC SARs		2,179	2,179	143.38	3/1/2028	—	—	—		—
3/4/2019	VAC SARs		1,817	5,452	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		—	9,112	96.82	3/2/2030	—	—	—		—
2/27/2017	VAC RSUs		—	—	—	—	399	54,751	—		—
3/1/2018	VAC RSUs		—	—	—	—	583	79,999	—		—
12/10/2018	VAC RSUs		—	—	—	—	2,942	403,701	—		—
3/4/2019	VAC RSUs		—	—	—	—	1,365	187,305	—		—
3/2/2020	VAC RSUs		—	—	—	—	1,960	268,951	—		—
11/9/2020	VAC RSUs		—	—	—	—	1,117	153,275	—		—

[1]

“Performance,” “SARs” and “RSUs” refer to Performance Units, SARs and RSUs, respectively, granted under the 2020 Equity Plan with respect to equity awards granted after March 2020, and Performance Units, SARs and RSUs, respectively, granted under the Prior Equity Plan, with respect to equity awards granted in March 2020 or before. “T-Performance” refers to Acquisition Award Performance Units.

[2]	SARs vest and become exercisable in equal annual increments beginning on the February 15th following the grant date.

[3]	RSUs vest in equal annual increments beginning on the February 15th following the grant date, however, RSUs granted to Mr. Miller on November 9, 2020 are subject to a three-year cliff vesting.

[4]

With respect to Performance Units granted on March 4, 2019, the number of shares that the named executive officer will receive will be determined after the end of the performance period on December 31, 2021 and will be based upon the achievement of specified levels of performance during that performance period. Number of shares shown represents the number of shares of our common stock that can be issued after the end of the performance period on December 31, 2021, based on threshold level of achievement with respect to certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 39,650 shares for Mr. Weisz (19,825 shares for performance at target level), 14,160 shares for Mr. Geller (7,080 shares for performance at target level), 8,496 shares for Mr. Cunningham (4,248 shares for performance at target level), 7,972 shares for Ms. Marbert (3,986 shares for performance at target level), and 6,608 shares for Mr. Miller (3,304 shares for performance at target level).

36	Executive Compensation Tables and Discussion	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

[5]

Calculated by multiplying $137.22, the closing market price of our common stock on December 31, 2020, by the number of Performance Units granted, assuming achievement at the threshold level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on Marriott Vacation Worldwide’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $5,440,773 for Mr. Weisz ($2,720,387 for performance at target level), $1,943,035 for Mr. Geller ($971,518 for performance at target level), $1,165,821 for Mr. Cunningham ($582,911 for performance at target level), $1,093,918 for Ms. Marbert ($546,959 for performance at target level), and $906,750 for Mr. Miller ($453,375 for performance at target level).

[6]

With respect to Acquisition Award Performance Units granted on March 4, 2019, the number of shares that the named executive officer will receive will be determined after the end of the performance period on December 31, 2021 and will be based upon the achievement of specified levels of performance during that performance period. Number of shares shown represents the number of shares of our common stock that can be issued after the end of the performance period on December 31, 2021, based on maximum level of achievement with respect to certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 59,003 shares for Mr. Weisz (23,601 shares for performance at target level), 18,355 shares for Mr. Geller (7,342 shares for performance at target level), 15,735 shares for Mr. Cunningham (6,294 shares for performance at target level), 3,933 shares for Ms. Marbert (1,573 shares for performance at target level), and 15,735 shares for Mr. Miller (6,294 shares for performance at target level).

[7]

Calculated by multiplying $137.22, the closing market price of our common stock on December 31, 2020, by the number of Performance Units granted, assuming achievement at the maximum level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on the Company’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $8,096,323 for Mr. Weisz ($3,238,529 for performance at target level), $2,518,673 for Mr. Geller ($1,007,469 for performance at target level), $2,159,157 for Mr. Cunningham ($863,663 for performance at target level), $539,618 for Ms. Marbert ($215,847 for performance at target level), and $2,159,157 for Mr. Miller ($863,663 for performance at target level).

[8]

With respect to Performance Units granted on March 2, 2020, the number of shares that the named executive officer will receive will be determined after the end of the performance period on December 31, 2022 and will be based upon the achievement of specified levels of performance during that performance period. Number of shares shown represents the number of shares of our common stock that can be issued after the end of the performance period on December 31, 2022, based on threshold level of achievement with respect to certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 50,650 shares for Mr. Weisz (25,325 shares for performance at target level), 16,516 shares for Mr. Geller (8,258 shares for performance at target level), 9,910 shares for Mr. Cunningham (4,955 shares for performance at target level), 9,910 shares for Ms. Marbert (4,955 shares for performance at target level), and 9,910 shares for Mr. Miller (4,955 shares for performance at target level).

[9]

Calculated by multiplying $137.22, the closing market price of our common stock on December 31, 2020, by the number of Performance Units granted, assuming achievement at the threshold level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on the Company’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $6,950,193 for Mr. Weisz ($3,475,097 for performance at target level), $2,266,326 for Mr. Geller ($1,133,163 for performance at target level), $1,359,850 for Mr. Cunningham ($679,925 for performance at target level), $1,359,850 for Ms. Marbert ($679,925 for performance at target level), and $1,359,850 for Mr. Miller ($679,925 for performance at target level).

Option Exercises and Stock Vested During Fiscal Year 2020

The following table shows information about option and SAR exercises and vesting of RSUs during fiscal year 2020.

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired or Exercised	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting[2]
S. Weisz[3]	92,776	$12,141,540	21,279	$2,791,353
J. Geller[4]	—	—	7,813	1,026,094
R. Cunningham[5]	14,607	1,929,637	4,828	633,679
J. Marbert[6]	—	—	7,798	964,956
B. Miller[7]	—	—	3,867	507,085

[1]	The value realized upon exercise is based on the current trading price at the time of exercise.

[2]

For the Performance Units, the value realized upon vesting is based on the closing price of our common stock on the vesting date. For RSUs, the value realized upon vesting is based on the average of the high and low stock price on the vesting date.

[3]

Mr. Weisz acquired 92,776 shares of the Company’s common stock upon the exercise of 112,821 SARs. Mr. Weisz acquired 9,724 shares of the Company’s common stock upon vesting of RSUs. He acquired 11,555 shares upon the vesting of the Performance Units granted on March 1, 2018.

[4]	Mr. Geller acquired 3,480 shares of the Company’s common stock upon vesting of RSUs. He acquired 4,333 shares upon the vesting of the Performance Units granted on March 1, 2018.

[5]

Mr. Cunningham acquired 14,607 shares of the Company’s common stock upon the exercise of 24,616 SARs. He acquired 2,180 shares of the Company’s common stock upon vesting of RSUs. He acquired 2,648 shares upon the vesting of the Performance Units granted on March 1, 2018.

[6]	Ms. Marbert acquired 7,798 shares of the Company’s common stock upon vesting of RSUs.

[7]	Mr. Miller acquired 1,781 of shares of the Company’s common stock upon the vesting of RSUs. He acquired 2,086 shares upon the vesting of the Performance Units granted on March 1, 2018.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive Compensation Tables and Discussion	37

Nonqualified Deferred Compensation for Fiscal Year 2020

The following table discloses contributions, earnings, distributions and balances under the MVW Deferred Compensation Plan and the Marriott Deferred Compensation Plan for the 2020 fiscal year. Our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off. We have agreed to reimburse Marriott International for any payments made to our employees under the Marriott Deferred Compensation Plan. Unless otherwise indicated, amounts relate to contributions, earnings, distributions and balances under the MVW Deferred Compensation Plan.

Name	Plan(1)	Executive Contributions in Last FY2	Company Contributions in Last FY3	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[4]
S. Weisz	DCP	$94,009	$21,293	$33,451	[5]	$—	$1,033,774	[6]
	MDCP	—	—	75,894	[5]	—	2,307,991	[7]
J. Geller	DCP	100,834	10,824	20,266	[5]	(78,632)	572,212	[6]
	MDCP	—	—	9,023	[5]	—	274,361	[7]
R. Cunningham	DCP	11,207	8,406	59,783	[5]	—	554,288	[6]
	MDCP	—	—	27,729	[5]	—	843,165	[7]
		—	—	(9,033)[8]		—	70,491	[9]
J. Marbert	DCP	18,340	7,929	2,339	[5]	—	20,679	[7]
	MDCP	—	—	—	[5]	—	—	[7]
B. Miller	DCP	80,233	12,187	25,165	[5]	(37,093)	780,125	[6]
	MDCP	—	—	28,824	[5]	—	876,503	[7]

[1]	“DCP” and “MDCP” refer to the MVW Deferred Compensation Plan and the Marriott Deferred Compensation Plan, respectively.

[2]

The amounts in this column consist of elective deferrals by the named executive officers of salary for the 2020 fiscal year and non-equity incentive plan compensation for the 2019 fiscal year paid in 2020 under the MVW Deferred Compensation Plan. All of these amounts that are attributable to 2020 salary are reported in the Summary Compensation Table, and all of the amounts that are attributable to 2019 non-equity incentive plan compensation were included in the 2019 Summary Compensation Table.

[3]

The amounts in this column consist of company contributions that were accrued during 2020 and credited to the participants’ accounts in 2021 under the MVW Deferred Compensation Plan. All of these amounts are included in the Summary Compensation Table in the “All Other Compensation” column for 2020.

[4]

This column includes amounts in each named executive officer’s total MVW Deferred Compensation Plan account balance as of the last day of the 2020 fiscal year, and does not take into account the amounts in the “Company Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal 2020 but credited to the participants’ accounts in 2021.

[5]

These amounts consist of the aggregate notional earnings during 2020 of each named executive officer’s account in the MVW Deferred Compensation Plan or the Marriott Deferred Compensation Plan. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a fixed rate of interest in excess of 120 percent of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2021 that is reported in the Summary Compensation Table.

	Amounts Included in the Summary Compensation Table for 2020
Name	MVW Deferred Compensation Plan	Marriott Deferred Compensation Plan
S. Weisz	$24,765	$54,998
J. Geller	5,021	6,539
R. Cunningham	3,494	20,093
J. Marbert	—	—
B. Miller	18,627	20,888

[6]

Of these amounts, the following were previously reported in the Summary Compensation Table of previously filed proxy statements: Mr. Weisz, $727,424; Mr. Geller, $549,450; Mr. Cunningham, $419,618; and Mr. Miller, $626,343.

[7]

Of these amounts, the following were previously reported in the Summary Compensation Table of previously filed proxy statements or in a Summary Compensation Table included in a Form 10 or Annual Report on Form 10-K: Mr. Weisz, $269,280; Mr. Geller, $86,655; Mr. Cunningham, $111,377; and Mr. Miller, $189,726.

[8]

This amount consists of the total of the increase in the value of 48.4 shares of Marriott Vacations Worldwide deferred bonus stock held by Mr. Cunningham during 2020 based on the difference between the Company’s 2020 fiscal year-end closing stock price of $137.22 and its 2019 fiscal year-end closing stock price of $128.76, and the decrease in the value of 484 shares of Marriott International deferred bonus stock held by Mr. Cunningham during 2020 based on the difference between Marriott International’s 2020 fiscal year end closing price of $131.92 and its 2019 fiscal year-end closing stock price of $151.43. All of the shares of deferred bonus stock are fully vested and will be distributed to Mr. Cunningham in ten annual installments commencing on the January 2nd following the date on which he ceases being employed by the Company.

[9]

This amount consists of the value of 48.4 shares of Marriott Vacations Worldwide deferred bonus stock held by Mr. Cunningham based on the Company’s 2020 fiscal year-end closing stock price of $137.22, and the value of 484 shares of Marriott International deferred bonus stock held by Mr. Cunningham based on Marriott International’s fiscal year-end closing stock price of $131.92.

38	Executive Compensation Tables and Discussion	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

For 2020, we credited amounts subject to the fixed rate of return in participant plan accounts with a rate of return of 3.5 percent. For 2020, Marriott International credited participant plan accounts with a rate of return of 3.4 percent, determined largely based on Marriott International’s estimated long-term cost of borrowing. To the extent that either of these fixed rates exceeds 120 percent of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table. The terms of the MVW Deferred Compensation Plan are described above under “Deferred Compensation Plan.” Under the Marriott Deferred Compensation Plan, the named executive officers could defer the receipt of up to 80 percent of their salary, bonus, non-equity incentive plan compensation and/or commissions, which amounts were immediately vested. In addition, the named executive officers were eligible to receive a discretionary match or other discretionary contributions, which were vested when made (other than discretionary contributions made for any year prior to 2009, which vested 25 percent per year for each year that the executive remained employed by Marriott International). Because our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off, no match or discretionary company contribution was received by any of the named executive officers for 2020.

Our named executive officers can receive a distribution of the vested portion of their Marriott Deferred Compensation Plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each plan year’s deferrals have a separate distribution election. Distributions payable upon termination of employment are payable as: (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment, in each case as elected by the executive. In the case of amounts of $10,000 or less, or when no election regarding the form of distribution was made, the distribution is made in a lump sum. The Spin-Off did not by itself trigger a distribution upon termination of employment under the Marriott Deferred Compensation Plan, and continued employment with the Company is treated as employment for purposes of the Marriott Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

The following information relates to benefits that would have been paid or payable had a change in control occurred and/or a named executive officer’s employment with us terminated as of December 31, 2020, the last business day of our fiscal year. The table below reflects the intrinsic value of unvested stock awards, unvested MVW Deferred Compensation Plan accounts and incentive payments under the Bonus Plan that each named executive officer would have received upon retirement, disability, death, resignation, involuntary termination of employment, or a change in control as of December 31, 2020 (based on our closing stock price of $137.22 as of that date).

Name	Plan	Retirement[1]	Disability	Death	Resignation or Involuntary Termination[2]	Termination Following Change In Control[3]
S. Weisz	Cash Severance	$—	$—	$—	$—	$7,387,500
	Annual Bonus[4]	—	—	—	—	1,477,500
	Other Benefits[5]	—	—	—	—	35,200
	MVW Equity Awards[6]	13,911,694	12,160,781	13,068,601	—	17,627,527
	Deferred Compensation Plan[7]	99,550	—	99,550	—	99,550
	Total	$14,011,244	$12,160,781	$13,168,151	$—	$26,627,277
J. Geller	Cash Severance	$—	$—	$—	$—	$2,522,000
	Annual Bonus[4]	—	—	—	—	630,500
	Other Benefits[5]	—	—	—	—	33,304
	MVW Equity Awards[6]	—	3,283,247	4,495,061	—	5,994,325
	Deferred Compensation Plan[7]	—	—	50,776	—	50,776
	Total	$—	$3,283,247	$4,545,837	$—	$9,230,905
R. Cunningham	Cash Severance	$—	$—	$—	$—	$1,881,000
	Annual Bonus[4]	—	—	—	—	445,500
	Other Benefits[5]	—	—	—	—	30,887
	MVW Equity Awards[6]	3,257,676	2,708,355	2,920,054	—	3,911,210
	Deferred Compensation Plan[7]	36,683	—	36,683	—	36,683
	Total	$3,294,359	$2,708,355	$2,956,737	$—	$6,305,280
J. Marbert	Cash Severance	$—	$—	$—	$—	$1,938,000
	Annual Bonus[4]	—	—	—	—	459,000
	Other Benefits[5]	—	—	—	—	23,349
	MVW Equity Awards[6]	2,089,290	2,156,719	2,240,451	—	2,990,004
	Deferred Compensation Plan[7]	7,929	—	7,929	—	7,929
	Total	$2,097,219	$2,156,719	$2,248,380	$—	$5,418,282
B. Miller	Cash Severance	$—	$—	$—	$—	$2,926,000
	Annual Bonus[4]	—	—	—	—	693,000
	Other Benefits[5]	—	—	—	—	31,326
	MVW Equity Awards[6]	3,065,940	2,474,736	2,832,472	—	3,777,859
	Deferred Compensation Plan[7]	51,903	—	51,903	—	51,903
	Total	$3,117,843	$2,474,736	$2,884,375	$—	$7,480,088

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive Compensation Tables and Discussion	39

[1]

Each of Mr. Weisz, Mr. Cunningham, Ms. Marbert, and Mr. Miller is eligible for “approved retiree” status under the MVW Deferred Compensation Plan and the Equity Plans. Amounts in this column reflect the benefits each would receive if he or she ceased being employed by the Company for any reason on December 31, 2020 and satisfied the requirements of such plans for qualification as an approved retiree.

[2]

Upon resignation or termination with cause, no benefits would be payable. In addition, there are no contractual rights providing for payment upon a termination without cause other than in connection with a change in control. Any such payments would be based upon negotiation at the time of such termination.

[3]

As described above under “Change in Control Arrangements,” a named executive officer who participates in the Change in Control Plan and who executes a waiver and release of claims in favor of the Company will receive the following severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability, or death, or is terminated by the named executive officer for Good Reason, in each case, within two years following a Change in Control of the Company: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus; (2) twenty-four months (or thirty-six months, in the case of the Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such named executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage (“Benefit Coverage”); (3) any unpaid salary or bonus as of the Termination date for any previously-completed fiscal year (“Earned Amounts”); (4) a pro-rata bonus for the fiscal year in which the named executive officer’s employment is terminated assuming achievement at the target level of performance; (5) vesting of all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs as of the Termination date; (6) vesting of all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs, which will be exercisable until the earlier of the end of their original term or 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (7) the vesting and immediate payment of all other cash performance-based awards or other share-based awards subject to performance-based vesting criteria based on a presumed achievement of target levels of performance. No amounts are shown for Earned Amounts as we have assumed there would be no such amounts unpaid on the last day of the fiscal year. Certain terms in this footnote are defined above under “Change in Control Arrangements.”

[4]

Upon retirement after either reaching age 55 and completing ten continuous years of service or completing 20 years of continuous service, disability or death, the named executive officer would be entitled to a pro-rata bonus based on actual performance under the 2020 Bonus Plan. The amount shown with respect to annual bonus for each named executive officer is the actual payout amount for 2020. See Note 3 for a description of annual bonus amounts payable following a Change in Control.

[5]	Consists of the Benefit Coverage payable under the Change in Control Plan.

[6]

Upon retirement or permanent disability (as defined in the pertinent plan), a named executive officer may continue to vest in and receive distributions under outstanding stock awards for the remainder of their vesting period and may exercise options and SARs for up to five years in accordance with the awards’ original terms; provided however that upon permanent disability, the Performance Units will immediately vest assuming achievement at the target level of performance. Annual stock awards provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the Compensation Policy Committee by an executive who had attained age 55 with 10 years of service. In all cases, however, the Compensation Policy Committee or its designee has the authority to revoke approved retiree status if an executive’s employment terminated for serious misconduct or was subsequently found to have engaged in competition or engaged in criminal conduct or other behavior that was actually or potentially harmful to the Company. A named executive officer who dies as an employee or approved retiree would immediately vest in his or her options, SARs and other stock awards. As of December 31, 2020, each of Mr. Weisz, Mr. Cunningham, Ms. Marbert, and Mr. Miller met the age and service conditions for retirement eligibility. The value of Performance Units vesting upon retirement is calculated based on the probable outcome of the performance conditions as of December 31, 2020; the value of Performance Units vesting upon disability or death is calculated assuming achievement at the target level of performance. See Note 3 for a description of treatment of outstanding equity awards following a Change in Control.

[7]

Consists of the value of unvested employer credits under the MVW Deferred Compensation Plan. The Company may credit participants’ accounts with employer credits that will vest at a rate of 25 percent per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account, provided that the participant remains in continued service with the Company. Upon a change in control of the Company or a participant’s death or retirement after reaching age 55 and completing ten continuous years of service, all employer credits will immediately vest in full. Although the Marriott Deferred Compensation Plan also provided for employer credits, no named executive officer has unvested employer credits under the Marriott Deferred Compensation Plan.

The benefits reported in the table and narrative above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and options and vested MVW Deferred Compensation Plan balances, and benefits available generally to salaried employees such as benefits under the 401(k) Plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. Amounts actually received if any of the named executive officers cease to be employed will vary based on factors such as the timing during the year of any such event, the price of the Company’s stock, the named executive officer’s age, and any changes to our benefit arrangements and policies. We may determine to provide additional or different benefits in connection with any executive’s termination.

CEO PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO.

Under the relevant rules, we are required to identify the median employee by use of a consistently applied compensation measure. We chose to utilize compensation rules that were consistent with the Summary Compensation Table. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

As of December 31, 2020, the date for the determination of the median employee, we had 18,145 employees in 24 countries, however the vast majority of these employees were in North America. In identifying the median employee, we excluded workers in 19 countries totaling 907 associates (approximately 5.0% of our workforce) as permitted by the de minimis exemption rules, given the small portion of the total employee population in these countries.

40	Executive Compensation Tables and Discussion	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

We excluded the following number of workers from the following countries in the identification of the median employee.

Country	Number of Associates	Country	Number of Associates
Argentina	18	Germany	19
Aruba	83	Hong Kong	13
Australia	33	Indonesia	129
Bahamas	28	Italy	2
Brazil	3	Japan	27
China	28	St. Kitts	35
Columbia	16	Thailand	173
Egypt	8	UAE	34
France	121	United Kingdom	130
Finland	7

After applying our methodology and excluding the employees listed above, we identified the median employee. Our median employee compensation as calculated using Summary Compensation Table requirements was $29,929. Our CEO’s compensation as reported in the Summary Compensation Table was $5,411,087. Therefore, our CEO to median employee pay ratio is 181:1.

Note that the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes. Neither the Compensation Policy Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

In designing and implementing compensation programs applicable to our non-employee directors, our Compensation Policy Committee considered the advice and recommendations of Exequity. In determining its recommendation to the Board with respect to compensation for our non-employee directors for 2020, the Compensation Policy Committee considered the external market pay practices of the same companies that comprised the peer group it considered with respect to the compensation of our executive officers for 2020 and generally looks to the median of such market data when making director compensation decisions. As a result of the external market review, the Compensation Policy Committee did not recommend changes to the non-employee director compensation in 2020.

For 2020, our compensation arrangements for our non-employee directors for service on our Board of Directors consisted of:

•	an annual cash retainer of $85,000 for each non-employee director other than the Chairman and $130,000 for the Chairman;

•	an annual cash retainer of $25,000 for the chairs of each of the Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee;

•	an annual cash retainer of $10,000 for the members (other than the Chairs) of each of the Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee; and

•	an annual equity grant (the “Non-Employee Director Share Awards”) with a grant date value of $150,000 for each non-employee director other than the Chairman and $225,000 for the Chairman.

In March 2020, due to the impact of the COVID-19 pandemic on the financial performance of the Company, and in alignment with the modification to the compensation for executive officers and to conserve cash, the Compensation Policy Committee elected to award stock to non-employee directors in lieu of the cash retainer for the first quarter. Beginning in the second quarter, the Compensation Committee approved the restoration of the cash retainer, but reduced the cash retainer of each non-employee director by 50%. After determining that the Company’s financial performance was improving, and the executive officer base pay was restored, the Compensation Policy Committee approved the restoration of the non-employee director cash retainers beginning in the fourth quarter of 2020.

The Non-Employee Director Share Awards vest immediately upon grant. Non-Employee Director Share Awards granted prior to 2016 represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. Since 2016, a non-employee director who has achieved the ownership level required by our stock ownership guidelines at such time (without giving effect to any time permitted for achievement) has been permitted to elect one of the following options with respect to each grant of Non-Employee Director Share Awards:

•

to receive the Non-Employee Director Share Awards in the form of stock units with terms, including regarding the payment of dividends, as specified in the Equity Plans, with distribution in the form of shares of the Company’s common stock to occur as elected by the non-employee director as permitted pursuant to the Equity Plans; or

•	to receive the Non-Employee Director Share Awards in the form of shares of the Company’s common stock, to be issued as soon as practicable following the grant date.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive Compensation Tables and Discussion	41

If no election is made, Non-Employee Director Share Awards will represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. When the Company pays a cash dividend, a corresponding dividend equivalent payment is paid in cash with respect to the Non-Employee Director Share Awards. Non-Employee Director Share Awards cannot be transferred or assigned, and the director has no voting rights in the shares of common stock underlying the awards until such time as such shares are distributed to the non-employee director.

The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash[1,2]	Stock Awards[3]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[4]	Total
William J. Shaw	$97,500	$224,973	$—	$322,473
C.E. Andrews	90,000	150,008	—	240,008
Lizanne Galbreath	78,750	150,008	—	228,758
Raymond L. Gellein, Jr.	78,750	150,008	—	228,758
Thomas J. Hutchison III	78,750	150,008	—	228,758
Melquiades R. Martinez	82,500	150,008	—	232,508
William W. McCarten	78,750	150,008	—	228,758
Dianna F. Morgan	90,000	150,008	—	240,008
Stephen R. Quazzo	78,750	150,008	—	228,758

[1]

Directors may elect to defer their cash retainer and committee fees pursuant to the MVW Deferred Compensation Plan. No director deferred their 2020 cash retainer pursuant to the MVW Deferred Compensation Plan.

[2]

Directors may elect to receive their cash retainer and committee fees in the form of equity awards. Messrs. Gellein and Martinez and Ms. Galbreath elected equity in lieu of their cash retainer in 2020.

[3]	The following table indicates the number of outstanding equity awards held by each non-employee director as of December 31, 2020:

		Number of Securities Underlying Unexercised Options/SARs		Number of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested
Name	Award Type	Exercisable	Unexercisable
William J. Shaw	Non-Employee Director	—	—	—	33,215
C.E. Andrews	Non-Employee Director	—	—	—	13,657
Lizanne Galbreath	Non-Employee Director	—	—	—	3,529
	Stock Units	—	—	—	1,970
Raymond L. Gellein, Jr.	Non-Employee Director	—	—	—	18,976
	Stock Units	—	—	—	2,051
Thomas J. Hutchison III	Non-Employee Director	—	—	—	15,685
	Stock Units	—	—	—	2,526
Melquiades R. Martinez	Non-Employee Director	—	—	—	12,837
	Stock Units	—	—	—	1,039
William W. McCarten	Non-Employee Director	—	—	—	20,895
Dianna F. Morgan	Non-Employee Director	—	—	—	12,047
Stephen R. Quazzo	Non-Employee Director	—	—	—	1,610
	Stock Units	—	—	—	977

[4]

The values reported equal the excess of the return on amounts credited to accounts in the MVW Deferred Compensation Plan at the annually designated rate of return over 120 percent of the applicable federal long-term rate.

Deferred Compensation Plan

Our non-employee directors are eligible to participate in the MVW Deferred Compensation Plan. A non-employee director may defer receipt of all or part of any non-employee director fees until such future date as he or she elects in accordance with the terms of the MVW Deferred Compensation Plan. A non-employee director may elect to receive his or her deferred amounts in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, he or she may elect to receive his or her deferred amounts in a lump sum in January of a specified year.

42	Executive Compensation Tables and Discussion	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

For 2020, participants were able to select a fixed rate of return of 3.5 percent or a rate of return based on various market-based investment alternatives, such as mutual funds with various investment profiles, and were also able to select such a rate for their existing account balances. Participants were not limited to minimum elections in the fixed rate of return. To support our ability to meet our obligations under the MVW Deferred Compensation Plan, we acquired insurance on the lives of certain participants in the MVW Deferred Compensation Plan, the proceeds of which are payable to a trust of which the Company is the grantor. For 2020, participants may select a rate of return based on market-based investment alternatives for up to 100 percent of their contributions and existing balances. Earnings under the MVW Deferred Compensation Plan that were credited at a fixed rate of interest in excess of 120 percent of the applicable federal long-term rate are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

Clawbacks

Under our clawback policy, the Board may recoup any compensation received by a director who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the willful misconduct or fraud and after the date of the adoption of the policy is subject to potential recoupment under the policy.

Stock Ownership Guidelines

Under our stock ownership guidelines, non-employee directors are to own shares of our stock with a value equal to five times their Board cash retainer for the fiscal year for which compliance is being evaluated. For purposes of determining compliance with the guidelines, the following are considered shares owned by the director: shares owned by the director and his or her spouse; shares held by a trust any beneficiaries of which are the director or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; Non-Employee Director Share Awards; and share equivalents deferred in accordance with our plans. Shares underlying options and SARs are not considered owned by the director. The Compensation Policy Committee receives an annual report of the ownership achieved by each director as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. As of the end of 2020, all directors were in compliance with the guidelines.

Pledging, Hedging, and Derivative Transactions

Employees, officers and directors are prohibited from including the Company’s stock or other securities in a margin account or pledging such securities as collateral for a loan or shorting the sale of our stock or securities. These persons are further prohibited from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of our securities, or similar securities with a value derived from the value of our securities (in each case, other than the receipt or exercise of employee stock options or other derivative securities that we issue to employees, officers or directors pursuant to Company compensation plans). This prohibition of derivative transactions extends to any transactions designed to hedge or offset, or that have the effect of hedging or offsetting, any decrease in the market value of our securities. As such, employees, officers and directors may not utilize financial instruments, such as prepaid variable forwards, equity swaps, collars or exchange funds.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	1,938,243	[1]	$84.51	2,095,339	[2]
Equity compensation plans not approved by stockholders	18,232		—	—	[3]
Total	1,956,475		$84.51	2,095,339

[1]

Includes 1,315,234 shares of outstanding deferred stock bonus and RSUs, as well as Non-Employee Director Share Awards awarded to directors under our equity compensation plans, that are not included in the calculation of Weighted-Average Exercise Price column.

[2]	Consists of 1,696,026 shares available for issuance under our equity compensation plans and 399,330 shares available under the ESPP.

[3]	There are no shares available for issuance under the ILG Stock and Cash Incentive Plan.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Executive Compensation Tables and Discussion	43

STOCK OWNERSHIP

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The table below sets forth the beneficial ownership of the Company’s common stock as of March 15, 2021 (unless otherwise noted) by:

•	those persons or entities (or group affiliated persons or entities) known by management to beneficially own more than 5% of the outstanding shares of the Company’s common stock;

•	each director and director nominee of the Company;

•	each named executive officer of the Company;

•	all of the current executive officers and directors of the Company as a group

Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of the Company’s common stock that such person has the right to acquire within 60 days of the applicable date, including through the exercise of SARs, are deemed outstanding for such person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based upon 41,239,889 shares of the Company’s common stock outstanding on March 15, 2021.

Stock Ownership of Certain Beneficial Owners

Name	Amount and Nature of Beneficial Ownership		Percent of Class[1]
Directors and Nominees
C.E. Andrews	20,601	[2]	*
Lizanne Galbreath	10,318	[2]	*
Raymond L. Gellein, Jr.	22,946	[2]	*
Thomas J. Hutchison III	23,316	[2]	*
Melquiades R. Martinez	18,643	[2]	*
William W. McCarten	23,361	[2,3]	*
Dianna F. Morgan	14,187	[2]	*
Stephen R. Quazzo	14,626	[2,4]	*
William J. Shaw	171,767	[2]	*
Stephen P. Weisz	428,722	[5,6]	*
Named Executive Officers (other than Mr. Weisz)
R. Lee Cunningham	14,282	[5]	*
John E. Geller, Jr.	117,159	[5]	*
Jeanette Marbert	95,066	[5]	*
Brian E. Miller	10,247	[5]	*
All Directors and Executive Officers as a Group
(20 persons)	1,121,951	[7]	2.7%
Marriott Family
David S. Marriott	2,071,885	[8]	5.0%
Other Five Percent Beneficial Owners
BlackRock, Inc.	4,554,985	[9]	11.1%
The Vanguard Group, Inc.	3,658,837	[10]	8.9%
BAMCO, Inc.	2,580,685	[11]	6.3%

*	Less than 1 percent.

[1]	Based on the number of shares outstanding (41,239,889) on March 15, 2021, plus the number of shares acquirable by the specified persons within 60 days of March 15, 2021, as described below.

[2]

Includes shares subject to Non-Employee Director Share Awards currently exercisable or exercisable within 60 days after March 15, 2021 as follows: Mr. Andrews, 13,657 shares, Ms. Galbreath, 5,499 shares, Mr. Gellein, Jr., 21,027, Mr. Hutchison, 18,211, Mr. Martinez, 13,876, Mr. McCarten, 20,895, Ms. Morgan 12,047, Mr. Quazzo, 2,587, and Mr. Shaw, 33,215. Does not include additional shares to which Ms. Galbreath and Mr. Gellein are entitled to receive on March 23, 2021 in lieu of the portion of their annual retainer to be paid on such date. The total number of shares to which each of them will be entitled is determined based on the average of the high and low price of our common stock on March 23, 2021. The aggregate dollar value of our common stock to which each of them is entitled is: Ms. Galbreath, $26,250 and Mr. Gellein, $26,250.

44	Stock Ownership	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

[3]	Includes 1,966 shares held by a limited liability corporation in which Mr. McCarten owns a 2 percent interest and acts as Manager.

[4]	Includes 985 shares held by trusts for the benefit of Mr. Quazzo’s children and spouse.

[5]

Includes shares subject to SARs currently exercisable or exercisable within 60 days after March 15, 2021, as follows: Mr. Weisz, 90,431 shares; Mr. Cunningham, 11,537 shares; Mr. Geller, 46,344 shares; Ms. Marbert, 3,139 shares; and Mr. Miller, 762 shares. For purposes of determining the number of shares subject to SARs that are beneficially owned by each such person, we have calculated the number of shares that such person could obtain by exercising all vested SARs on March 15, 2021, based on the closing price of our common stock on that date ($187.01).

[6]	Includes shares held by a revocable trust of which Mr. Weisz’s spouse is the trustee and Mr. Weisz is the beneficiary (13,513 shares).

[7]

Includes an aggregate of 226,981 shares subject to SARs, RSUs, Non-Employee Director Share Awards and Non-Employee Director Stock Units currently exercisable or exercisable within 60 days after March 15, 2021. For purposes of determining the number of shares subject to SARs that are beneficially owned, we have calculated the number of shares that such persons could obtain by exercising all vested SARs on March 15, 2021, based on the closing price of our common stock on that date ($187.01).

[8]

Based solely on the information contained in the Schedule 13G filed with the SEC on February 16, 2021 by David Sheets Marriott. Consists of 19,857 shares held directly by David Sheets Marriott. Consists of the following: (a) 2,002,797 shares beneficially owned by JWM Family Enterprises, Inc., for which David Sheets Marriott serves as a director; (b) 533 shares held by David Sheets Marriott’s spouse; (c) 8,096 shares held by four trusts for the benefit of David Sheets Marriott’s children, for which David Sheets Marriott serves as a trustee; (d) 25,000 shares beneficially owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which David Sheets Marriott serves as a trustee; (e) 7,166 shares held by a trust for the benefit of Juliana B. Marriott, for which David Sheets Marriott serves as a trustee; (f) 4,132 shares in two trusts for the benefit of his nephew, Stephen Blake Marriott, for which David Sheets Marriott serves as trustee; and (g) 4,304 shares in two trusts for the benefit of his niece, Jennifer Jackson, for which David Sheets Marriott serves as trustee. Mr. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

[9]

Based solely on the information contained in a Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power as to 4,485,546 shares and sole dispositive power as to 4,554,985 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

[10]

Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported shared voting power as to 47,586 shares, sole dispositive power as to 3,579,186 shares, and shared dispositive power as to 79,651 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[11]

Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 12, 2021 by BAMCO, Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Baron”). BAMCO reported shared voting power as to 2,286,824 shares and shared dispositive power as to 2,406,674 shares, BCG and Ronald Baron each reported shared voting power as to 2,460,835 shares and shared dispositive power as to 2,580,685 shares, and BCM reported shared voting and dispositive power as to 174,011 shares. The address of BAMCO, BCG, BCM and Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Stock Ownership	45

TRANSACTIONS WITH RELATED PERSONS

POLICY ON TRANSACTIONS AND ARRANGEMENTS WITH RELATED PERSONS

We have adopted a written policy for approval of transactions and arrangements between the Company and “Related Persons,” which include our current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and immediate family members of any of the foregoing, where the amount involved exceeds, or may be expected to exceed, $120,000.

The policy provides that the Nominating and Corporate Governance Committee will review the material facts of transactions subject to the policy and determine whether or not to approve or ratify those transactions. In determining whether to approve or ratify a transaction subject to the policy, the Committee will take into account, among other factors, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction. No director, officer or associate of the Company who has, or whose immediate family member has, any direct or indirect interest in the transaction may play any role in negotiating, approving, making decisions for or administering such transaction on our behalf. In the case of ongoing transactions between us and a related party, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in dealings with the related party and, if the Committee establishes such guidelines, it must assess the ongoing relationship in light of those guidelines on at least an annual basis.

The Nominating and Corporate Governance Committee has pre-approved under the policy certain transactions with related persons that meet specific criteria. A summary of certain new transactions we enter into that were pre-approved under the policy is required to be provided to the Nominating and Corporate Governance Committee at its regularly scheduled meetings. Pre-approved transactions are limited to:

•

ordinary course sales of vacation ownership, fractional or similar ownership interests with specified maximum dollar thresholds at prices that are no lower than those available under Company-wide employee discount programs;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers and directors, are subject to required proxy statement disclosure;

•	certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both our Corporate Governance Policies and the NYSE Listing Standards;

•

certain transactions with Marriott International in the ordinary course of business, if the interest of J.W. Marriott, Jr. or any of his immediate family members only arises from ownership of less than 20 percent of the Company’s common stock and from a relationship with Marriott International as an employee, director and/or beneficial owner of less than 20 percent of Marriott International’s shares, and all holders of each of our common stock and Marriott International’s common stock, respectively, will receive the same benefit on a pro rata basis;

•	transactions where the related party’s interest arises solely from ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis;

•

certain transactions involving less than (1) $500,000, with respect to a transaction consisting of compensation arrangements for a Related Person who is employed by the Company or its subsidiaries, or (2) $250,000, with respect to any other transaction, in each case that are approved by at least two members of the Corporate Growth Committee (an internal management committee whose members include our President and Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers) who do not have any direct or indirect interest in the transaction and the approving committee members determine the transaction is on terms no less favorable to us than would be available to unrelated third parties under similar circumstances;

•	transactions where the rates or charges involved are determined by competitive bids, or fixed in conformity with law or governmental authority; and

•	transactions involving banking-related services such as transfer agent, registrar, trustee under a trust indenture or similar services.

CERTAIN RELATIONSHIPS AND POTENTIAL CONFLICTS OF INTEREST

Since the Spin-Off, we have employed Scott Weisz, son of Stephen P. Weisz, our Chief Executive Officer. Scott Weisz is employed as Senior Vice President, Vacation Ownership, East, a position he has held since October 2018. During 2020, Mr. Scott Weisz received compensation from the Company in the aggregate amount of $389,272.91 (which includes base salary, bonus, the value of stock-based awards and other compensation). We have determined this compensation based on reference to market compensation paid to individuals in similar positions at other companies and/or the compensation paid to non-family members in similar positions at the Company.

In November 2018, R. Lee Cunningham, our Executive Vice President and Chief Operating Officer—Vacation Ownership, entered into a rental management agreement with respect to a unit at our Marriott’s Kauai Lagoons—Kalanipu’u resort that he owns. The agreement provides for payments to Mr. Cunningham based on the number of weeks rented by the Company, which we expect to be up to $66,000 per year for up to three years. As contemplated by our policy for approval of transactions and arrangements between the Company and Related Persons, the transaction was approved by two uninterested members of our Corporate Growth Committee and ratified by the Nominating and Corporate Governance Committee.

46	Transactions with Related Persons	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2022 ANNUAL MEETING

Under Rule 14a-8, any stockholder proposals intended to be presented at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) must be received by the Company at 6649 Westwood Boulevard, Orlando, Florida 32821, Attn: Corporate Secretary, on or before November 30, 2021, to be eligible for inclusion in our Proxy Statement related to our 2022 Annual Meeting of Stockholders. Any such proposal will be subject to the requirement of the proxy rules adopted under the Exchange Act, and as with any stockholder proposal (regardless of whether such proposal is included in the Company’s proxy materials), our Restated Certificate of Incorporation and our Restated Bylaws and Delaware law.

For proposals or director nominations to be considered for presentation at our next annual meeting, but not for inclusion in our Proxy Statement for that meeting, proposals must be delivered to the Company’s Corporate Secretary at its principal executive office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For the 2022 Annual Meeting, such nominations or proposals must be delivered to the Corporate Secretary no later than the close of business on February 13, 2022 nor earlier than the close of business on January 14, 2022. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Stockholder Proposals and Nominations for Directors for the 2022 Annual Meeting	47

OTHER INFORMATION

This Proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Broadridge Financial Services, Inc. will request that brokerage houses, banks and other custodians forward the proxy materials to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice Regarding the Availability of Proxy Materials or set of proxy materials for each company in which you hold stock through that broker or bank unless you respond with contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the broker or bank will send only one copy of the notice regarding the availability of proxy materials to your address. You may revoke your consent to householding at any time by contacting Broadridge Financial Services, Inc. either by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In any event, if you did not receive an individual copy of the Notice Regarding the Availability of Proxy Materials, or if you wish to receive individual copies of the Notice Regarding the Availability of Proxy Materials or our proxy materials for future meetings, we will promptly send a copy to you if you write to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Investor Relations or call Investor Relations at 1-407-206-6000. If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice Regarding the Availability of Proxy Materials, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Computershare, P.O. Box 505000, Louisville, Kentucky, 40233-5000.

Any stockholder who would like a copy of our 2020 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriottvacationsworldwide.com) by clicking on “Financial Information”.

48	Other Information	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

APPENDIX A

MARRIOTT VACATIONS WORLDWIDE CORPORATION

Reconciliation of Non-GAAP Measures to GAAP Measures (Unaudited)

In this Proxy Statement, we present EBITDA and Adjusted EBITDA, financial measures that are not prescribed by GAAP. The table below reconciles these non-GAAP financial measures to the most directly comparable GAAP financial measure. We evaluate and present these non-GAAP financial measures for the reasons described below. Further, we evaluate Adjusted EBITDA as a financial objective with respect to which amounts payable under the Bonus Plan may be earned by our named executive officers. Please be aware that these non-financial measures have limitations and should not be considered in isolation or as a substitute for net (loss) income attributable to common stockholders or any other comparable performance measure calculated in accordance with GAAP. In addition, other companies in our industry may calculate these non-GAAP financial measures differently than we do or may not calculate them at all, limiting their usefulness as a comparative measure.

EBITDA is defined as earnings, or net income attributable to common stockholders, before interest expense (excluding consumer financing interest expense associated with term loan securitization transactions), income taxes, depreciation and amortization. Adjusted EBITDA reflects additional adjustments for certain items described below, and excludes share-based compensation expense to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted. For purposes of our EBITDA and Adjusted EBITDA calculations, we do not adjust for consumer financing interest expense associated with term loan securitization transactions because we consider it to be an operating expense of our business. We consider Adjusted EBITDA to be an indicator of operating performance, which we use to measure our ability to service debt, fund capital expenditures and expand our business. We also use Adjusted EBITDA, as do analysts, lenders, investors and others, because these measures exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA and Adjusted EBITDA also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We believe Adjusted EBITDA is useful as an indicator of operating performance because it allows for period-over-period comparisons of our on-going core operations before the impact of the excluded items. Together, EBITDA and Adjusted EBITDA facilitate comparison by us, analysts, investors, and others, of results from our on-going core operations before the impact of these items with results from other vacation companies.

	Fiscal Years
($ in millions)	2020	2019	2018
Net (loss) income attributable to common stockholders	$(275)	$138	$55
Interest expense	150	132	54
Tax (benefit) provision	(84)	83	51
Depreciation and amortization	123	141	62
EBITDA	(86)	494	222
Share-based compensation	37	37	35
Certain items	284	227	162
Adjusted EBITDA	$235	$758	$419

Certain items for 2020 consisted of $100 million of impairment charges, $62 million of ILG acquisition-related costs, $57 million of other charges (including $50 million related to the net sales reserve adjustment, $2 million related to an accrual for the health and welfare costs for furloughed associates, $4 million related to the charge for VAT penalties and interest (see offset included in indemnification below) and $1 million of other miscellaneous charges), $26 million of losses and other expense, $25 million of restructuring costs, $4 million of purchase accounting adjustments, $6 million of litigation charges, and $4 million of transaction costs related to our asset light inventory arrangements.

The $26 million of losses and other expense included $32 million related to a true-up to a Marriott International indemnification receivable upon settlement (the true-up to the offsetting accrual is included in the Benefit (provision) for income taxes line), $11 million related to foreign currency translation losses, and a $5 million loss related to the disposition of a formerly consolidated subsidiary, partially offset by $6 million of gains and other income related to the disposition of excess land parcels in Orlando, Florida and Steamboat Springs, Colorado, a $6 million receivable related to indemnification from Marriott International for certain VAT charges, $4 million related to net insurance proceeds from the final settlement of Legacy-MVW business interruption insurance claims arising from a prior year hurricane, $3 million related to other insurance proceeds, and $3 million of miscellaneous gains and other income.

MARRIOTT VACATIONS WORLDWIDE 2021 PROXY STATEMENT	Appendix A	A-1

Certain items for 2019 consisted of $119 million of acquisition-related costs (including $118 million of ILG acquisition-related costs and $1 million of other acquisition costs), $99 million of asset impairment charges, $17 million of unfavorable purchase price adjustments, $7 million of litigation charges, and $1 million of other severance costs, partially offset by $16 million of miscellaneous gains and other income.

Certain items for 2018 consisted of $127 million of ILG acquisition-related costs, $46 million of litigation charges, $8 million of losses and other expense, $6 million of unfavorable purchase accounting adjustments, and $4 million of costs associated with the then anticipated capital efficient acquisitions of operating properties in San Francisco, California and New York, partially offset by $29 million of net insurance proceeds related to the settlement of Legacy-MVW business interruption insurance claims arising from Hurricanes Irma and Maria.

A-2	Appendix A	2021 PROXY STATEMENT MARRIOTT VACATIONS WORLDWIDE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
MARRIOTT VACATIONS WORLDWIDE CORPORATION During The Meeting—Go to www.virtualshareholdermeeting.com/VAC2021
You may attend the meeting via the Internet and vote during the meeting. Have the
6649 WESTWOOD BOULEVARD information that is printed in the box marked by the arrow available and follow the
ORLANDO, FL 32821 instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
To receive all future proxy statements, proxy cards, and annual reports electronically via email or the internet please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D37210-P51890 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
MARRIOTT VACATIONS WORLDWIDE CORPORATION For Withhold For All To withhold authority to vote for any individual
The Board of Directors recommends that you vote All All Except nominee(s), mark “For All Except” and write the
FOR each of the following nominees: number(s) of the nominee(s) on the line below.
1. Election of Directors ! ! !
Nominees:
01) Lizanne Galbreath 02) Melquiades R. Martinez 03) Stephen R. Quazzo 04) Stephen P. Weisz
The Board of Directors recommends that you vote FOR the following proposals: For Against Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2021 fiscal year. ! ! !
3. Advisory vote to approve named executive officer compensation. ! ! !
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
ADDRESS OF RECORD CHANGES
If you are a registered shareholder possessing a physical stock certificate and you need to update the address on the stock certificate, please contact our transfer agent, Computershare Trust Company, N.A., to make this change. Computershare’s contact information is as follows: Internet: www.computershare.com/investor Phone: (800) 884-4225 For shares handled by another Transfer Agent, please contact them to update your address of record.
Please sign exactly as your name(s) appear(s) on the records of Marriott Vacations Worldwide Corporation and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held On May 14, 2021:
The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.
D37211-P51890
PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 14, 2021
The undersigned holder of common stock of Marriott Vacations Worldwide Corporation, a Delaware corporation (the “Company”), hereby appoints Stephen P Weisz and James H Hunter, IV, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held via live webcast at www.virtualshareholdermeeting.com/VAC2021, on May 14, 2021, at 9:00 a.m. Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed.
If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2 and FOR proposal 3, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holders on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2 and FOR proposal 3.
Continued and to be signed on reverse side